Exhibit 10.1

LOAN AGREEMENT

Dated as of September 27, 2006

Among

ASPEN TECHNOLOGY FUNDING 2006-II LLC,

as the Borrower,

ASPEN TECHNOLOGY, INC.,

as the initial Servicer,

PORTFOLIO FINANCIAL SERVICING COMPANY, INC.

as the Back-up Servicer

and

KEY EQUIPMENT FINANCE INC.

as the Agent

and

KEYBANK NATIONAL ASSOCIATION

as a Liquidity Bank

and

RELATIONSHIP FUNDING COMPANY, LLC

as CP Issuer

i

		Page
Section 13.11	Governing Law	57
Section 13.12	Waiver of Jury Trial	57
Section 13.13	Consent To Jurisdiction	57
Section 13.14	Execution in Counterparts	57
Section 13.15	Nonrecourse Nature of Transactions	58
Section 13.16	No Bankruptcy Petition Against CP Issuer	58
Section 13.17	Right of Setoff	58

EXHIBIT I	—	Definitions
EXHIBIT II	—	Credit And Collection Policy
EXHIBIT III	—	Form Of Contract
EXHIBIT IV	—	Form of Borrowing Request
EXHIBIT V	—	Form of CP Issuer Note
EXHIBIT VI	—	Form of Liquidity Bank Note
SCHEDULE A	—	Offices Where Records Are Kept
SCHEDULE B	—	Schedule Of Pool Receivables
SCHEDULE C	—	Authorized Officers

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of September 27, 2006, among ASPEN TECHNOLOGY FUNDING 2006-II LLC, a Delaware limited liability company (the “Borrower”), ASPEN TECHNOLOGY, INC., a Delaware corporation (“Aspen”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), PORTFOLIO FINANCIAL SERVICING COMPANY, INC., a Delaware corporation, as back-up servicer (in such capacity, together with its successors and assigns in such capacity, the “Back-up Servicer”) and KEY EQUIPMENT FINANCE INC., as Agent for the benefit of the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”), KEYBANK NATIONAL ASSOCIATION, as initial Liquidity Bank (in such capacity, together with its successors and assigns in such capacity, the “Liquidity Bank” and, together with such other Liquidity Banks as may from time to time become party hereto, the “Liquidity Banks”), and RELATIONSHIP FUNDING COMPANY, LLC, as CP Issuer (in such capacity, together with its successors and permitted assigns in such capacity, the “CP Issuer”).  Unless otherwise indicated, capitalized terms used in this Agreement are defined in Exhibit I.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested the Lenders, and the Lenders have agreed, subject to the terms and conditions contained in this Agreement, to extend Loans to the Borrower on the terms and conditions set forth in this Agreement which shall secured by the Pool Assets of the Borrower.

WHEREAS, the CP Issuer may, in its sole discretion, make secured loans to the Borrower, and the Liquidity Banks are prepared to make such loans, upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE LOANS

SECTION 1.01       Funding Procedures

(a)           Subject to the satisfaction of the conditions precedent set forth in Article V, the Lenders hereby agree, on the terms and conditions set forth in this Agreement and at the sole discretion of the Agent and the Lenders, to advance loans (each a “Loan”) to the Borrower during the Revolving Period in the aggregate principal amount at any time outstanding not to exceed each Lender’s Commitment of an amount equal to the lesser of the (i) Commitment Amount or (ii) the Borrowing Base, provided that, each  Lender shall not be required to make any Loan to the Borrower under this Agreement unless all of the requirements and conditions set forth in Article V have been satisfied.  All Loans may be borrowed, repaid and reborrowed only in accordance with the terms of this Agreement.  During the Revolving Period, subject to the terms of this Agreement, the Borrower may reborrow in an amount up to the Availability, subject to mandatory reductions set forth in Sections 3.06 and 3.07 hereof.  The Revolving Period shall terminate upon the occurrence of a Termination Event.  Notwithstanding anything to the contrary contained herein, neither the CP Issuer nor any Liquidity Bank shall have any obligation to make any new Loan on any Funding Date, and the CP Issuer or a Liquidity Bank, as applicable, may make additional Loans hereunder solely if it elects in its sole discretion to do so.

(b)           Subject to Section 1.01(a), each Lender shall make its Loan available in the amount of such Lender’s Pro Rata Share to the Agent at the Agent’s Office in same day funds upon each borrowing hereunder.  Upon receipt by the Agent of such funds, the Agent will make such funds available to the Borrower.

(c)           Amounts borrowed pursuant to this Section 1.01 shall be repaid in accordance with Article III hereof and, subject to the terms and conditions of Article V of this Agreement, subsequent Loans will be extended to the Borrower, provided that, no Termination Event has occurred and is continuing, and the other conditions set forth in Article V are satisfied.

(d)           After the occurrence of a Termination Event, the Borrower shall no longer be permitted to borrow under this Article I and the outstanding Loans shall be repaid based on the amortization of the underlying Pool Receivables in accordance with Article III.  For the avoidance of doubt, the occurrence of a Termination Event shall not mean that all of the outstanding Loans are accelerated and are then immediately due and payable.

(e)           For the avoidance of doubt, if the CP Issuer has sold or otherwise transferred all or any portion of any Loan pursuant to a Liquidity Agreement, the portion of such Loan so transferred shall not be considered to be funded by the CP Issuer for purposes of this Agreement.

SECTION 1.02       Borrowing Procedures

(a)           Borrowing Request.  Borrower may make a Borrowing Request for a Loan only once each month and, except with respect to the initial Borrowing Request on the Initial Funding Date, such request may only be for a Loan to be made on a Payment Date.  Borrower may not make a Borrowing Request for a Loan, and the Lenders will not extend a Loan, in an amount less than $5,000,000, unless previously agreed in writing by the Agent and CP Issuer.  Any Borrowing Request that does not comply with requirements set forth in this Section 1.02 shall be of no effect.

(b)           Monthly Payment Date Procedures.  (i)  In contemplation of each Payment Date, the Borrower shall provide or cause to be provided to the Agent (A) a Servicer Report (to be provided by the Reporting Date), and (B) if the Payment Date is to be a Funding Date, a Borrowing Request (to be provided no later than Noon (New York City time) on the second Business Day prior to a Funding Date);

(ii)           not later than 3:00 p.m. (New York City time) on the second Business Day before a Payment Date, the Agent will provide to the CP Issuer and each Liquidity Bank;

(A)          If the Payment Date is a proposed Funding Date, a copy of the final Borrowing Request, to the extent received by the Agent; and

(B)           Otherwise, a copy of the applicable Servicer Report;

(iii)          not later than 3:00 p.m. (New York City time) on a Payment Date that is a Funding Date, based on a final approved Borrowing Request and upon satisfaction prior to such time by the Borrower of the applicable conditions set forth in Sections 1.01 and 1.02 and Article V and subject to the other terms and conditions of this Agreement, the CP Issuer will initiate a wire to the account of the Agent in freely transferable U.S. dollars and in immediately available funds, an amount equal to each Loan which the CP Issuer has agreed to make on such date and the Agent, assuming it has received such amount, will on the same day make such amount, to extent received, available to the Borrower in freely transferable U.S. dollars and in immediately available funds by wiring the amount of such Loan to the account of the Borrower;

provided that, Agent shall not request any Lender to make, and no Lender shall consider making, any Loan if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Article V will not be satisfied on the applicable Funding Date for the Loan unless such condition has been waived, or (2) the requested Loan would exceed the Availability on such Funding Date.

(c)           Notation.  Agent shall record on its books the principal amount of the Loans owing to the Lenders from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

SECTION 1.03       Notes.  (a)  All outstanding Loans funded by the CP Issuer shall be evidenced by the CP Issuer Note. All outstanding Loans funded by each Liquidity Bank shall be evidenced by a Liquidity Bank Note.  If a Liquidity Bank makes a Loan to continue a Loan previously funded by the CP Issuer, upon the CP Issuer’s receipt of funds in accordance with the CP Issuer’s instructions in the amount of the Liquidity Bank’s Loan, the outstanding principal balance of the CP Issuer Note will be reduced by the amount of the Loan no longer being funded by the CP Issuer and the outstanding principal balance of the applicable Liquidity Bank Note will be increased by the amount of the Loan made by the related Liquidity Bank for such purpose.  The converse will be true with respect to any Loan that the CP Issuer makes to continue a Loan previously funded by a Liquidity Bank.  The Borrower hereby irrevocably authorizes the Agent, on behalf of the CP Issuer in connection with the CP Issuer Note and on behalf of each Liquidity Bank in connection with each Liquidity Bank Note to make (or cause to be made) appropriate notations on the grid attached to such Note (or on any continuation of such grid, or at their option, in its records), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal of, and the interest rate applicable to the Loans evidenced thereby. Such notations shall be presumptive evidence of the subject matter thereof absent manifest error; provided, however, that the failure to make any such notations shall not limit or otherwise affect any obligations of the Borrower hereunder or under the Notes.

(b)           Although the Notes shall be dated the Closing Date, interest in respect thereof shall be payable only for the periods during which Loans are outstanding thereunder.  In addition, although the stated principal amount of each Note shall be equal to the Commitment

Amount or a portion thereof, as applicable, each Note shall be enforceable with respect to the Borrower’s obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Loans outstanding thereunder at the time such enforcement shall be sought.

ARTICLE II

INTEREST

SECTION 2.01       Interest Rates.  As further specified in Section 2.03 below, the Borrower hereby promises to pay on each Payment Date interest on the unpaid principal amount of the Loans outstanding during the related Interest Period to the Agent for the benefit of the Lenders throughout the term of this Agreement until all amounts of interest are paid in full, at a rate equal to the applicable interest rate in accordance with Section 2.02(a); provided that, at all times from and after the occurrence of a Termination Event, as further specified in Section 2.02(d), interest shall accrue at a rate equal to the Default Rate, payable on demand.

SECTION 2.02       Interest.  (a)  The Borrower hereby promises to pay interest on the unpaid principal amount of the Loans for each day during each Interest Period until the Loans are paid in full at a rate per annum equal to:

(i)            if a Loan or a portion of a Loan is at the time funded or maintained by the CP Issuer, the sum of the CP Index for such day plus the Spread for such day;

(ii)           if a Loan or a portion of a Loan is at the time funded or maintained by a Liquidity Bank, the sum of the Alternate Rate for such day plus the Spread for such day; or

(iii)          notwithstanding the provisions of the preceding clauses (i) and (ii), if a Termination Event has occurred and is continuing, at the Default Rate.

(b)           Accrued interest in respect of each Loan shall be payable in arrears on each Payment Date as more fully described in Article III, at maturity (whether by acceleration, demand or otherwise) and on the Final Pay-out Date on demand.

(c)           The Agent shall promptly (but in any event, within two Business Days) notify the Servicer and the Borrower of the Alternate Rate applicable to each Loan made by the Liquidity Banks (i) for each Interest Period, and (ii) whenever the Liquidity Banks make a Loan to continue a Loan previously funded by the CP Issuer.  All notices to the Borrower pursuant to this paragraph may, so long as the Servicer is Aspen, be provided to the Servicer, as agent of the Borrower, provided that, if the Servicer is not Aspen, then such notices shall be provided to the Borrower.

(d)           Any interest (to the extent permitted by law), fees or other amounts payable hereunder which are not paid on the due date thereof (including interest payable pursuant to this clause (d), to the extent permitted by law) shall accrue interest (after as well as before judgment) at the Default Rate from time to time in effect from and including the due date thereof to but excluding the date such amount is actually paid.

If, by the terms of this Agreement or the Note, the Borrower at any time is required or obligated to pay interest at a rate in excess of the maximum rate permitted by applicable law, the applicable rate of interest shall be deemed to be immediately reduced to such maximum rate and the portion of all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments made in reduction of the principal of the related Loan and under the Note.

SECTION 2.03       Interest Rates and Fees: Rates, Payments, and Calculations.

(a)           Interest Payment Dates.  Interest accrued on each Loan shall be payable on each Payment Date and on the Final Payout Date (subject to earlier maturity upon acceleration upon the occurrence of an Event of Default).

(b)           Payment.  Interest, any Lender Expenses and all fees payable hereunder or under any of the other Transaction Documents shall be due and payable, in arrears, on the applicable Payment Date in accordance with Article III.  Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Expenses (as and when incurred), and all other payments as and when due and payable under any Transaction Document to the account to the Borrower, and any amounts charged to Borrower that are not paid when due shall thereafter constitute Loans hereunder and shall accrue interest at the rate then applicable to Loans hereunder.

SECTION 2.04       Computation of Interest and Fees.

(a)           Except to the extent otherwise expressly provided herein or in the Transaction Document providing for such calculation, interest and periodic fees shall be calculated on the basis of a 360 day year and the actual number of days elapsed.  The CP Issuer shall submit to the Agent and the Borrower five Business Days prior to each Payment Date (i) notice of an estimate of the applicable CP Index for the applicable Interest Period ending on each Payment Date, and (ii) simultaneously with any demand by the CP Issuer therefor, notice of the amount of any Breakage Costs then payable to the CP Issuer.  If requested by the Agent or the Borrower, each such notice shall include reasonable detail supporting the calculations made by the CP Issuer with respect to the foregoing amounts.  The Agent shall notify each of the Servicer and the Borrower of the determination of the Cost of Funds Rate(s) to be used in calculating interest for each Interest Period within the time frames specified in Section 1.02(b); provided that, in the case of the CP Index, that the CP Issuer has timely provided such information to the Agent. All notices to the Borrower pursuant to this paragraph may be provided to the Servicer, as agent of the Borrower unless (i) the Agent has received written notice from an Authorized Person of the Borrower that the Servicer is no longer serving as the Borrower’s agent for such purpose, or (ii) if Aspen is not the Servicer.  The Agent shall promptly deliver any such notice that it receives to the CP Issuer.

(b)           In the event the applicable interest rate is changed from time to time hereafter in accordance with Section 2.02, the rates of interest hereunder based upon the interest rate automatically and immediately shall be increased or decreased by an amount equal to such change in the applicable interest rate.

ARTICLE III

DISTRIBUTIONS

SECTION 3.01       Payments.  On each Payment Date, one hundred percent (100%) of all Collections on deposit in the Collateral Account (together with funds on deposit in the Liquidity Reserve Account on such date and without giving effect to any payments to replenish the Liquidity Reserve Account as set forth in Section 3.02(c)(vi)) shall be applied to the outstanding balance of the Loans as set forth in Section 3.02.  On the Final Payout Date, the Borrower shall immediately repay in full (a) any and all of the remaining unpaid principal amount of the Loans, (b) any and all accrued and unpaid interest and (c) all other outstanding Obligations (subject to earlier maturity upon acceleration upon the occurrence of an Event of Default).  On each Payment Date, the Obligations shall be paid or reduced to the extent available from Collections distributed to the Agent for the benefit of the Lenders in accordance with the terms of Section 3.02, 3.03 and 3.04.  The Borrower shall not have the right to make any prepayment of the outstanding principal amount of the Loans other than on a Payment Date and as contemplated in the two immediately preceding sentences.

SECTION 3.02       Distribution Procedures.  The parties hereto will take the following actions with respect to each Payment Date, or Reporting Date, as applicable:

(a)           Servicer Report.  On or prior to each Reporting Date, the Servicer shall deliver to the Agent and the Backup Servicer a Servicer Report in respect of the calendar month then most recently ended.

(b)           Interest; Other Amounts Due.  On each Reporting Date, the Agent shall notify the Servicer of (i) the amount of interest that shall have accrued in respect of the Loans during the immediately prior Interest Period, and (ii) all fees and other amounts that shall have accrued and be payable by the Borrower under this Agreement and the other Transaction Documents on such Payment Date.

(c)           Payment Date Procedure.  On each Payment Date, the Servicer, on the basis of the express instructions provided by the Agent and based on the applicable Servicer Report, shall, distribute from amounts then available in the Collateral Account and the Liquidity Reserve Account, the following amounts in the following order:

(i)            unless an Event of Default shall have occurred and is continuing, to the Borrower or the Servicer, as applicable, an amount equal to any Collections remitted to the Collateral Account during such Collection Period to the extent such Collections represent recoveries in respect of Deemed Collections theretofore deposited by the Borrower or the Servicer, as applicable, in accordance with Section 3.03 (plus, if applicable, the amount of any such amounts payable on any prior Payment Date to the extent such amount has not been paid to the Borrower or the Servicer);

(ii)           to the Backup Servicer, an amount equal to the Backup Servicing Fee accrued during the Collection Period then most recently ended (plus, if applicable, the amount of Backup Servicer Fees payable on any prior Payment Date to the extent such amount has been paid to the Backup Servicer);

(iii)          to the Servicer, to be distributed to Aspen, an amount equal to the Collections received during such Collection Period certified by the Servicer as being due to applicable taxing authorities in connection with state or local sales taxes (or the equivalent thereof) (plus, if applicable, the amount of such taxes payable on any prior Payment Date to the extent such amount has not been paid to the Servicer); provided, that, the Servicer shall provide a reconciliation in form acceptable to Agent to validate the amount of taxes paid by the Obligors during such Collection Period;

(iv)          to the Agent, for the benefit of the Lenders, an amount equal to the interest in respect of the Loans that shall have accrued and then be unpaid as of such Payment Date including, if applicable, any previously accrued interest not paid on a prior Payment Date, to be paid by 11:00 a.m. on the applicable Payment Date;

(v)           to the Agent, for the sole benefit of the Agent, the Agency Fee and any other fees due from the Borrower under the Fee Letter accrued during the Collection Period then most recently ended (plus, if applicable, the amount of Agency Fees payable on any prior Payment Date to the extent such amount has not been paid to the Agent);

(vi)          to the Liquidity Reserve Account, an amount up to the Required Liquidity Reserve Amount;

(vii)         to the Servicer, an amount equal to the Servicer’s Fees accrued during the Collection Period then most recently ended (plus, if applicable, the amount of the Servicer’s Fees payable on any prior Payment Date to the extent such amount has not been paid to the Servicer); provided, that, following the replacement of the initial Servicer in accordance with Section 8.01, the Agent may in its sole discretion distribute the Servicer Fee then in effect in clause (ii) above;

(viii)        to the Servicer, to be distributed to the appropriate Persons, an amount equal to the any cash collections or other cash proceeds (other than investment income) deposited into the Collateral Account during any Collection Period ending prior to the Collection Period then most recently ended and not constituting Collections, to the extent such collections or proceeds were not previously forwarded by the Servicer to the appropriate Person in accordance with Section 8.07(b) during the Collection Period in which such items were deposited into the Collateral Account;

(ix)           to the Agent, for the benefit of the Lenders and the Agent, an amount equal to all other Obligations (other than principal on the Loans) then accrued and payable by the Borrower to the Lenders or the Agent under this Agreement and the other Transaction Documents on such Payment Date;

(x)            to the Borrower, any amounts due in accordance with Section 3.06 with respect to an Administrative Pool of Receivables;

(xi)           to the Agent, for the benefit of the Lenders, all remaining amounts in the Collateral Account, which amounts shall be distributed ratably by the Agent to the Lenders for application to the outstanding principal amount of the Loans, provided that, to the extent that any such payment would result in an Excess Principal Payment during the applicable Collection Period, such amount shall be retained in the Collateral Account and shall be used to make payments in accordance with this Section 3.02(c) on the next succeeding Payment Date; and

(xii)          to the Borrower, any remaining amounts.

Except as provided above, no amounts on any Payment Date shall be paid to the Borrower out of Collections deposited in the Collateral Account under this Section 3.02(c) as long as any Loans remain outstanding on such date.

SECTION 3.03       Deemed Collections.

(a)           Borrower’s Deemed Collections.  Except as otherwise provided in Section 3.04, if on any day:

(i)            the Outstanding Balance of any Pool Receivable is reduced, cancelled or terminated as a result of:

(A)          any defective, rejected or returned software, goods or services, any cash discount, or any incorrect billing or other adjustment by the Borrower, the Transferor, Aspen or any Affiliate thereof, or

(B)           any failure on the part of the Borrower, the Transferor, Aspen or any Affiliate thereof to deliver or provide any software, upgrades, supplements, refinements, goods or maintenance or other services contemplated to be delivered or provided under or in connection with any related Contract, or

(C)           any setoff in respect of any claim by the Obligor thereof against the Borrower, the Transferor, Aspen or any Affiliate thereof (whether such claim arises out of the same or a related or an unrelated transaction) or by reason of becoming subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof or such Obligor’s financial inability to pay), or

(D)          any obligation of the Borrower, the Transferor, Aspen or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(E)           any action taken by the Borrower, the Transferor, Aspen or any of its Affiliates (i) outside, in the case of Aspen, the scope of any authorized collection services Aspen may then be providing as Servicer, and (ii) other than a Supersede-and-Replace transaction authorized under Section 3.04 and in connection with which an eligible Superseding Receivable replaces the affected Receivable, or

(ii)           any of the representations or warranties of the Borrower set forth in Section 6.13 were not true when made with respect to any Pool Receivable, or

(iii)          any of the representations or warranties of the Borrower set forth in Section 6.12 are no longer true with respect to any Pool Receivable and, with respect to Section 6.12(c), not remedied at the discretion of the Agent, then, on such day, the Borrower shall be deemed to have received a Collection of such Pool Receivable:

(I)            in the case of clause (i) above, in the amount of such reduction, cancellation or termination; and

(II)           in the case of clause (ii) or clause (iii) above, in the amount of the full Outstanding Balance of such Pool Receivable.

(b)           Servicer Deemed Collections.  If on any day:

(i)            the Outstanding Balance of any Pool Receivable is reduced, cancelled or terminated as a result of any failure on the part of the Servicer to perform its obligations as “Servicer” hereunder in accordance with the terms hereof; or

(ii)           the aggregate amount available in the Collateral Account immediately prior to any Payment Date for purposes of the distributions contemplated in Section 3.02 shall be less than the aggregate amount of Collections that shall have been remitted by Obligors and received by Aspen on the Pool Receivables since the immediately preceding Payment Date by reason of any failure or inability on the part of the Servicer to cause a transfer of such Collections to the Collateral Account;

then, on such day, the Servicer shall be deemed to have received a Collection of the related Pool Receivable in the amount of such reduction, cancellation or termination or in the amount of such remittance, as applicable.

(c)           Deposit of Deemed Collections.  The Borrower or the Servicer, as applicable, shall deposit into the Collateral Account in cash in immediately available funds each Deemed Collection promptly following the date it first becomes aware of any of the circumstances described above and in any event no later than the immediately following Payment Date.

SECTION 3.04       Supersede-and-Replace Receivables.

(a)           In connection with the expansion of a licensing arrangement with an Obligor, such Obligor may request for purposes of administrative convenience that Aspen enter into an amended and restated Contract, the effect of which is to supersede and replace (a “Supersede-and-Replace”) the then outstanding receivables under the original Contract with such Obligor.

(b)           Subject to the following terms and conditions, the Lenders and the Agent agree to accept from the Borrower, in lieu of the Deemed Collection that would otherwise be required under Section 3.03 upon any Supersede-and-Replace relating to a Pool Receivable (a “Replaced Receivable”), the new Pool Receivable (the “Superseding Receivable”) arising in connection with such Supersede-and-Replace:

(i)            Not less than two Business Days prior to giving effect to a Supersede-and-Replace, Borrower shall provide the Agent written notice (a “S&R Notice”) setting forth (A) the identity of the affected Pool Receivable, (B) the terms of the Superseding Receivable becoming effective upon causing such Pool Receivable to become a Replaced Receivable, (C) a certification that the proposed Supersede-and-Replace is being undertaken at the request of the applicable Obligor and otherwise in accordance with the customary practice and procedures of Aspen, (D) a description, in such detail as may be reasonably requested by the Agent, demonstrating compliance by Borrower with the terms of this Section 3.04(b), and (E) the date (the applicable “S&R Date”)  on which such Supersede-and-Replace is scheduled to occur;

(ii)           The Replaced Receivable shall not have been a Delinquent Receivable at any time;

(iii)          The Outstanding Balance of the Replaced Receivable immediately prior to the applicable S&R Date, when added to the aggregate Outstanding Balance of all other Pool Receivables that shall have become Replaced Receivables under this Section 3.04(b), in each case as determined on its respective S&R Date, shall not exceed an amount equal to ten percent (10%) of the aggregate Outstanding Balance of all Pool Receivables as of the first day of such PSA Year.  For purposes of this clause (iii), “PSA Year” shall mean, initially, the period commencing on the date hereof and ending twelve months after the date of its inclusion in the Pool Receivables, and thereafter each successive period of twelve months commencing on an anniversary of the date hereof and ending on the immediately following anniversary of the date hereof;

(iv)          The Superseding Receivable shall satisfy each of the following criteria as of the S&R Date:

(A)          such Superseding Receivable is due from the same Obligor as the related Replaced Receivable;

(B)           the term of the Contract for the Superseding Receivable equals or exceeds the term of the Contract for the related Replaced Receivable;

(C)           the periodic payments required under the Contract for the Superseding Receivable occur no less frequently than the periodic payments required under the Contract for the related Replaced Receivable;

(D)          each periodic payment required under the Contract for the Superseding Receivable equals or exceeds the amount of the periodic payment that would have been due on the corresponding date under the Contract for the related Replaced Receivable; and

(E)           the Superseding Receivable satisfies the definition of Eligible Receivable (except items (vii) and (viii) of the definition thereof) and otherwise satisfies as of the S&R Date each of the representations and warranties made by Borrower hereunder with respect to the Pool Receivables as of the date of its inclusion in the Pool Receivables, provided that, the inclusion of any maintenance or service components of any Contract during the first year of such Contract will not cause such Superseding Receivable to fail to qualify as an Eligible Receivable for purposes of this Section 3.04.

(v)           On the applicable S&R Date, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(vi)          On the applicable S&R Date, (A) the Replaced Receivable shall be deemed amended, superseded and replaced by the Superseding Receivable and (B) the Superseding Receivable shall be deemed to constitute proceeds of the Replaced Receivable.

The issuance by Borrower of an S&R Notice shall constitute a representation and warranty by Borrower that each of the statements set forth in Section 3.04(b) in respect of the applicable Superseding Receivable and the applicable Replaced Receivable is true and correct on the date of such S&R Notice and on the applicable S&R Date.  From and after an S&R Date, the Superseding Receivable shall constitute a Pool Receivable for all purposes of this Agreement.

SECTION 3.05       Payments and Computations, Etc.; Pro Rata Treatment.  The Borrower shall make arrangements with the Agent such that all payments of principal of, or interest on, the Loans and of all fees, and all amounts to be paid by or on behalf of the Borrower hereunder, shall be paid to the Agent no later than 11:00 a.m. (New York City time) in each case on the day when due in lawful money of the United States of America in same day funds to the Agent.  Funds received by the Agent after the applicable time specified above on the date when due, will be deemed to have been received by the Agent on the next following Business Day and shall accrue interest at the Default Rate until paid in accordance with Section 2.02.

SECTION 3.06       Payments to Borrower.  After the time at which an Administrative Pool of Receivables has been identified by the Servicer, on any Payment Date on which a Termination Event has not occurred and all of the conditions to funding set forth in Section 5.02 have been satisfied, to the extent that the amount of Loans secured by the applicable Pool Receivables comprising such Administrative Pool of Receivables has been paid in full, the Collections related to such Pool Receivables may be paid to the Borrower at the level of priority set forth in Section 3.02(c)(x).  Upon the occurrence and continuance of a Termination Event on a Payment Date, the provisions of this Section 3.06 will not be available to the Borrower.

SECTION 3.07       Liquidity Reserve Account.

(a)           On the Initial Funding Date, the Borrower has made a payment of $317,672 into the Liquidity Reserve Account from funds received by the Borrower after the Initial Cut-off Date on account of the Pool Receivables.  On each Payment Date and subject to Section 3.02, the Agent shall withdraw funds from the Liquidity Reserve Account as such amounts are required to make the payments on a Payment Date in accordance with Section 3.02(c).

(b)           Prior to each Payment Date the Agent shall transfer from the Liquidity Reserve Account to the Collateral Account the amount specified in the Servicer Report representing investment earnings from Permitted Investments on amounts held in the Liquidity Reserve Account as of the related Reporting Date.

(c)           In the event that after giving effect to all the disbursements required to be made on any Payment Date, the funds in the Liquidity Reserve Account exceed the Required Liquidity Reserve Amount, the Agent shall deposit, not later than the end of business on such Payment Date, an amount equal to such excess into the Collateral Account.

(d)           Upon the Final Payout Date, any balance remaining in the Liquidity Reserve Account shall be paid to the Borrower.

(e)           For the avoidance of doubt, amounts held in the Liquidity Account constitute “Loans” for purposes of this Agreement, provided that, such amounts shall not be computed as part of Advance Rate or Borrowing Base and, provided further that, such amounts shall bear interest at a rate equal to the CP Index plus .40%.

ARTICLE IV

INCREASED COSTS, FEES

SECTION 4.01       Fees.  The Borrower shall pay to the Advisor certain fees, payable on such dates and in such amounts as are set forth in that certain fee letter dated the date hereof from the Agent to the Borrower (as amended from time to time, the “Fee Letter”).

SECTION 4.02       Increased Cost and Reduced Return.  If the adoption after the date hereof of any applicable law, rule or regulation, or accounting principle, or any change therein after the date hereof, or any change in the interpretation or administration thereof by any Governmental Authority or Accounting Authority charged with the interpretation or administration thereof, or compliance by any Conduit Funding Source, the Agent or any Lender (collectively, the “Funding Parties”) with any request or directive (whether or not having the force of law) after the date hereof of any such Governmental Authority or Accounting Authority (a) subjects any Funding Party to any charge or withholding on or in connection with a Funding Document or any Receivable, (b) changes the basis of taxation of payments to any of the Funding Parties of any amounts payable under any of the Funding Documents (except for taxes imposed on or measured by the overall net income of such Funding Party), (c) imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or any credit extended by, any of the Funding Parties, (d) has the effect of reducing the rate of return on such Funding Party’s capital to a level below that which such Funding Party could have achieved but for such adoption, change or compliance (taking into consideration such Funding Party’s policies concerning capital adequacy as of the Closing Date) or (e) imposes any other condition, and the result of any of the foregoing is (x) to impose a cost on, or increase the cost to, any Funding

Party of its commitment under any Funding Document or of purchasing, maintaining or funding any interest acquired under any Funding Document, (y) to reduce the amount of any sum received or receivable by, or to reduce the rate of return of, any Funding Party under any Funding Document or (z) to require any payment calculated by reference to the amount of interests held or amounts received by it hereunder, then, upon demand by the Agent, the Borrower shall pay to the Agent for the account of the Person such additional amounts as will compensate the Agent or such Lender (or, in the case of the CP Issuer, will enable the CP Issuer to compensate any Conduit Funding Source) for such increased cost or reduction.

SECTION 4.03       Funding Losses; Breakage Costs.  (a)  The Borrower hereby agrees that upon demand by any Funding Party (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed, but may be presented by the Agent on behalf of such Funding Party) the Borrower will indemnify such Funding Party against any out of pocket net loss or expense which such Funding Party shall sustain or incur (including any out of pocket net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Funding Party to fund or maintain any Loan made any Lender to the Borrower), as reasonably determined by such Funding Party, as a result of (i) any payment or prepayment (including any mandatory prepayment) of any Loan on a date other than a Payment Date for such Loan, (ii) any prepayment of any Loan on a Payment Date which exceeds the sum of (a) the principal component of the payments due from Obligors under the Contracts during the current Interest Period as reflected in the Servicer Report delivered in connection with the immediately preceeding Payment Date that has been reviewed and approved by the CP Issuer plus (b) an amount, of which the CP Issuer shall have received two Business Days’ notice of the payment thereof, equal to $7,500,000, (iii) any failure of the Borrower to borrow any Loan on a date specified therefor in a related Borrowing Request, or (iv)  any change of the Cost of Funds Rate applicable to a Loan accruing interest at the Alternate Rate as provided in the definition of the term “Cost of Funds Rate”.  Such written statement shall, in the absence of manifest error, be conclusive and binding for all purposes.  Any amounts described in clauses (i) or (ii) of the first sentence of this subsection (a) shall be an “Excess Principal Payment”.  For the avoidance of doubt, any prepayments will be out of Collections deposited in the Collateral Account and paid on each Payment Date pursuant to Section 3.02(c).

(b)           Without limiting the generality of Section 4.03(a), but without duplication of amounts payable thereunder, if the CP Issuer receives a payment in excess of amounts stipulated in item (ii) of Section 4.03(a), the Borrower shall, on the day on which such payment is made, and in addition to the amount of any payment in excess of the amount stipulated in item (ii) of Section 4.03(a), pay to the CP Issuer any Breakage Costs and any other breakage costs or funding losses authorized under Section 4.03(a).

(c)           A certificate as to any amounts referred to in this Section 4.03 payable to a Funding Party, submitted to the Borrower (with a copy to the Agent) by such Funding Party (or submitted by the Agent to the Borrower on behalf of a Funding Party), setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest error, be conclusive and binding for all purposes.  Failure on the part of any Funding Party to demand compensation for any amount to this Section 4.03 with respect to any period shall not constitute a waiver of such Funding Party’s right to demand compensation with respect to such period.  The foregoing certificate shall be provided to the Borrower (with a copy to the Agent) no later than 90 days from the time at which a Funding Party shall be aware that the Borrower is obligated to make a payment under Section 4.02 or 4.03 and such amount payable has been calculated by such Funding Party.  The Agent will provide the Borrower with notice that the Borrower is obligated to make a payment under Section 4.02 (i) at the time at which the Agent is aware of such obligation and such obligation has been calculated by the applicable Funding Party or (ii) at the later of (A) the time at which the Agent reasonably should have been aware of such obligation and such calculation, or (B) the end of the current Interest Period.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01       Conditions to Closing.  The making of the Loans hereunder is subject to the condition precedent that the Agent shall have received, on or before the Closing Date, the following, in form and substance satisfactory to the Agent:

(a)           A copy of the resolutions of the Board of Directors of the Borrower, the Board of Directors of the Transferor and the Board of Directors of Aspen, as applicable, approving this Agreement and the other Transaction Documents, as applicable, to be delivered by each such Person, certified by its respective Secretary or Assistant Secretary;

(b)           A good standing certificate for each of the Borrower, the Transferor and Aspen issued by the Secretary of State of its state of organization and the state where its chief executive office and principal place of business is located;

(c)           A certificate of the Secretary or Assistant Secretary of each of the Borrower, the Transferor and Aspen certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents, to be delivered by such Person;

(d)           The articles of incorporation or organizational documents of each of the Borrower, the Transferor and Aspen, duly certified by the Secretary of State of its jurisdiction of organization, as of a recent date acceptable to Agent, together with a copy of its by-laws and/or operating agreement, duly certified by its Secretary or an Assistant Secretary;

(e)           Evidence that UCC-1 financing statements have been filed (or will be filed shortly thereafter) in all appropriate recording offices naming Aspen, the Transferor and the Borrower as debtors and the Agent as the secured party or assignee secured party, as may be necessary or, in the opinion of the Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect the Agent’s interests in the Pool Assets;

(f)            A search report listing all effective financing statements that name Aspen, the Transferor or the Borrower as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (e) above and in such other jurisdictions that the Agent shall reasonably request, together with copies of such financing statements and copies of all financing statements necessary to release all security interests and other rights of any Person in the Pool Assets previously granted by the Transferor, Aspen or the Borrower;

(g)           Duly executed copies of the Transaction Documents and the Liquidity Agreement;

(h)           A Receivables Schedule identifying each Pool Receivable, as well as the payment terms, frequency of payments, maturity date of the relevant Contract, the Obligor thereon and the Outstanding Balance thereof as of the Initial Cut-Off Date.  The aggregate Outstanding Balance as of the Initial Cut-Off Date of the Pool Receivables shall be an amount not less than $41,600,000;

(i)            The Fee Letter, duly executed by Aspen and the Borrower, and receipt of payment of all documented fees, expenses, costs (including legal fees and disbursements of one law firm selected by the Agent and audit fees and disbursements of one audit firm selected by the Agent) due on or before the Closing Date pursuant thereto;

(j)            A certificate signed by a the chief executive officer, the president, the chief financial officer, any vice president, or the treasurer of each of the Borrower, the Transferor and Aspen, stating in such Person’s capacity as such officer of such entity that on the Closing Date (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, (ii) all of the representations and warranties made by such Person in Article VI of this Agreement (or, in the case of the Transferor, Article V of the Purchase and Resale Agreement) are true and correct as of the Closing Date; and

(k)           Such other approvals, opinions or documents as the Agent or the CP Issuer may reasonably request.

SECTION 5.02       Conditions Precedent to all Extensions of Loans on each Funding Date.  The extension of Loans on each Funding Date (but not with respect to the Loans extended on the Initial Funding Date) hereunder by each Lender shall be subject to the following conditions precedent:

(a)           (i) This Agreement and the other Transaction Documents are still effective and legally binding on Borrower and the other Persons that are parties to this Agreement or any of the other Transaction Documents and (ii) the Liquidity Agreement is still effective and legally binding on the Persons that are parties thereto;

(b)           the representations and warranties contained in this Agreement and the other Transaction Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(c)           no Termination Event shall have occurred and be continuing on the date of such extension of credit, nor shall either of these events result from the making thereof;

(d)           no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, any Lender, or any of their Affiliates;

(e)           no Material Adverse Effect shall have occurred;

(f)            The Borrower shall have delivered to the Agent a Borrowing Request, together with copies of all documentation required in the form of Borrowing Request, including the applicable Servicer Report.

(g)           Borrower shall not have commenced or be a party to any Insolvency Event;

(h)           A Receivables Schedule identifying each Pool Receivable (which is being funded by a Loan on such Funding Date), as well as the payment terms, frequency of payments, maturity date of the relevant Contract, the Obligor thereon and the Outstanding Balance thereof as of the applicable Subsequent Cut-Off Date;

(i)            On such Funding Date, the amount of the aggregate principal amount of Loans outstanding is less than the amount of the Borrowing Base as of such Payment Date (after application of the Collection Amount related to such Payment Date pursuant to Section 3.02);

(j)            The making of the Loans on such Funding Date will not violate any Requirement of Law applicable to any Secured Party;

(k)           As of the Funding Date, each Receivable included in the calculation of the Borrowing Base is an Eligible Receivable;

(l)            The Agent shall have received payment of all unpaid fees due to the Agent and all expenses of the Agent, in each case, for which the Borrower has been invoiced, including the reasonable fees and disbursements of its counsel, up to and including the applicable Funding Date; and

(m)          Upon the occurrence and continuance of a Foreign Credit Excess on such Funding Date, (i) Borrower shall have maintained Additional Pool Receivables in the amount of the excess of the Outstanding Balance of Pool Receivables with Obligors located in countries rated below Investment Grade over 10% of the aggregate Outstanding Balance of the Pool Receivables or (ii) the Agent shall have adjusted the Advance Rate Percentage in accordance with the proviso to the definition of Advance Rate Percentage (for the avoidance of doubt, this adjustment will only apply to Loans extended on an applicable Funding Date and shall not apply to any Loans outstanding prior to such Funding Date).

SECTION 5.03       Term.  The Revolving Period shall continue for a term ending on the earlier of (i) the date that is 364 days after the Closing Date or the date of the most recent extension of Revolving Period pursuant to this Section 5.03, (ii) the date that all the Obligations and all other amounts due and payable to Agent and Lenders under this Agreement or any of the other Transaction Documents have been paid in full, (iii) the occurrence of a Termination Event, and (iv) the third (3rd) anniversary of the Closing Date, which date may be extended for additional 364 day periods upon the agreement of the Borrower and the Lenders with the consent of the CP Issuer in its sole and absolute discretion.  After the occurrence of a Termination Event, the Borrower shall no longer be permitted to borrow under this Article I and the outstanding Loans shall be repaid based on the amortization of the underlying Pool

Receivables in accordance with Article III.  For the avoidance of doubt, the occurrence of a Termination Event shall not mean that all of the outstanding Loans are accelerated and are then immediately due and payable.

SECTION 5.04       Final Pay-out Date.  After the Final Pay-out Date, when all amounts due hereunder or under the other Transaction Documents have been paid in full, the Agent will, at Borrower’s sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to such amounts.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants as to itself, and the Servicer hereby represents and warrants as to itself, as follows (i) the Initial Funding Date, (ii) on each Payment Date and (iii) with respect to any Superseding Receivables, on the S&R Date applicable to such Superseding Receivable:

SECTION 6.01       Organization and Good Standing.  Each of the Borrower and the Servicer has been duly organized and is validly existing as a limited liability company or corporation, as applicable, in good standing under the laws of its state of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.  Borrower had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Receivables to be owned or transferred by it under the Transaction Documents and perform its obligations under the Transaction Documents.

SECTION 6.02       Due Qualification.  Each of the Borrower and the Servicer is duly licensed or qualified to do business as a foreign limited liability company or corporation, as applicable, in good standing, and has obtained all necessary licenses and approvals, in all applicable jurisdictions except, with respect to the Servicer, where the failure to so qualify or obtain such licenses or approvals could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.03       Power and Authority; Due Authorization.  Each of the Borrower and the Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) in the case of the Borrower, pledge the Pool Assets and borrow the Loans on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate or limited liability company action (A) the execution, delivery and performance of this Agreement and the other Transaction Documents and (B) with respect to the Borrower, the borrowing, and granting of a security interest in the Pool Assets therefor, on the terms and conditions herein provided.

SECTION 6.04       Binding Obligations.  This Agreement and each other Transaction Document constitutes a legal, valid and binding obligation of the Borrower or the Servicer (as applicable) enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 6.05       No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof or thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) the articles of incorporation or other organizational documents or by-laws of the Borrower or the Servicer, (B) with respect to the Servicer, any indenture, receivables purchase agreement, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which the Servicer is a party or by which it or any of its properties is bound or (C) with respect to the Borrower, any indenture, receivables purchase agreement, loan agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of their respective properties pursuant to the terms of any such indenture, purchase agreement, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or (iii) violate any law or any order, rule, or regulation applicable to the Borrower or the Servicer of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Borrower or the Servicer or any of its properties, except, in the case of the Servicer, where such violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.06       No Proceedings.  There are no proceedings or investigations pending, or, to the knowledge of the Borrower or the Servicer, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the assignment of any Pool Assets or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, or (iii) seeking any determination or ruling that is reasonably likely to have a Material Adverse Effect or seeking to adversely affect the federal income tax attributes of the Loans hereunder.

SECTION 6.07       Bulk Sales Act.  No transaction contemplated by the Transaction Documents requires compliance with any bulk sales act or similar law.

SECTION 6.08       Government Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower or the Servicer of this Agreement or any other Transaction Document, except for the filing of the UCC financing statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.

SECTION 6.09       Financial Condition.  The audited consolidated balance sheets of the Servicer, as at June 30, 2006, as reflected in the Form 10-K with respect to the

Servicer to be filed on or about September 28, 2006, and the related consolidated statements of earnings and cash flows, copies of which have been furnished to the Agent, have been prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly the consolidated financial condition of Servicer and its consolidated subsidiaries as at the dates thereof and the results of their operations for the respective period then ended.  Since June 30, 2006, no event has occurred that has had or is reasonably likely to have a Material Adverse Effect, except as identified and disclosed in the Form 10-K with respect to the Servicer to be filed on or about September 28, 2006.

SECTION 6.10       Litigation.  No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and, to the knowledge of the Borrower or the Servicer, no threat by any Person has been made to attempt to obtain any such decision that is reasonably likely to prevent, the Borrower or the Servicer from conducting a material part of its business operations.

SECTION 6.11       Margin Regulations.  The use of all funds obtained by the Borrower under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.  No proceeds of any Loan will be used, directly or indirectly, by the Borrower for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry Margin Stock.

SECTION 6.12       Quality of Title.

(a)           Each Pool Asset is owned by the Borrower free and clear of any Adverse Claim (other than any Adverse Claim in favor of the Agent); the Security Agreement creates a valid and perfected first priority security interest (as defined in UCC Section 1-201) in favor of the Agent (for the benefit of the Secured Parties) in each Pool Asset, free and clear of any Adverse Claim (other than any Adverse Claim in favor of the Agent) as security for the Obligations; and no financing statement or other instrument similar in effect covering any Pool Receivable, any other Pool Asset or any other asset or property of the Borrower is on file in any recording office except such as may be filed in favor of Agent in accordance with this Agreement.

(b)           The Borrower has caused the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions under applicable law in order to perfect the security interest of the Agent, for the benefit of the Lenders, in the Pool Assets, to the extent that such security interest can be perfected by filing.

(c)           Other than the grant of the security interest in the Pool Assets to the Agent, for the benefit of the Lenders under the Security Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Assets or any of its other assets or properties to any other Person.  The Borrower has not authorized the filing of any financing statement by any other Person other than the Agent.

(d)           The rights granted hereunder and under the Security Agreement to the Agent and the Secured Parties are sufficient to enable the Agent and the Secured Parties, on the exercise of their secured creditor remedies in respect of the Pool Assets in accordance with the Transaction Documents and applicable law, to transfer good and marketable title to the Pool Assets without the necessity of the Agent or the Secured Parties holding any interest in the Aspen Software in order to give effect thereto.

(e)           All representations and warranties of the Borrower in the Security Agreement are true and correct.

SECTION 6.13       Eligible Receivables.  Each Pool Receivable is an Eligible Receivable on the date the same is stated to be transferred to the Borrower under the Purchase and Resale Agreement.

SECTION 6.14       Accuracy of Information.  All information set forth on the Receivables Schedule, including the Outstanding Balance, payment status and payment terms of each Receivable identified thereon, is true and correct in all material respects.  Except to the extent modified by the Form 10-K with respect to the Servicer to be filed on or about September 28, 2006, no written information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of the Borrower, the Transferor, the Servicer, Aspen or any of its Affiliates to the Lenders or the Agent in connection with this Agreement or any other Transaction Document was inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed to the Lenders, and the Agent at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted to state a material fact or any fact necessary, in light of the circumstances under which such statements were made, to make the statements contained therein not materially misleading.

SECTION 6.15       Offices.  The chief place of business and chief executive office of the Borrower and the Servicer are located at the addresses referred to in Section 13.02, and the offices where each of the Borrower and the Servicer keeps all its books, records and documents evidencing Pool Receivables and Contracts and all other agreements related to such Pool Receivables are located at the addresses specified in Schedule A (or at such other locations, notified to the Agent in accordance with Section 7.01(f), in jurisdictions where all action required by Section 8.05 has been taken and completed).

SECTION 6.16       Capitalization.  All of the membership or other equity interests of the Borrower are owned (beneficially and of record), free and clear of any Adverse Claim, by the Transferor.

SECTION 6.17       Trade Names.  The Borrower does not use, and has not at any time used, any trade name, fictitious name, assumed name or “doing business as” name or other name under which it has or is doing business other than its actual corporate name.

SECTION 6.18       Subsidiaries.  The Borrower has no Subsidiaries.

SECTION 6.19       Ownership.  Aspen owns 100% of the equity of the Transferor.  The Transferor owns 100% of the equity of the Borrower.

SECTION 6.20       Activities.  The Borrower is not engaged in any transactions other than the transactions contemplated by this Agreement and the other

Transaction Documents to which it is a party.  The Transferor is not engaged in any transactions other than the transactions contemplated by the Transaction Documents to which it is a party.

SECTION 6.21       Taxes.  Each of the Borrower and the Servicer has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except, with respect to the Servicer, any such taxes or charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its respective books.

SECTION 6.22       Compliance with Applicable Laws; Licenses, etc.  Each of the Borrower and the Servicer is in compliance in all material respects with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (including, without limitation, the Federal Consumer Credit Protection Act, as amended, Regulation Z of the Board of Governors of the Federal Reserve System, as amended, laws, rules and regulations relating to usury, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws, rules and regulations applicable to the Receivables and other Pool Assets), except, with respect to the Servicer, where failure to comply is not reasonably likely to have a Material Adverse Effect.  Neither the Borrower nor the Servicer has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except, with respect to the Servicer, where the violation or failure to obtain could not be reasonably likely to have a Material Adverse Effect.

SECTION 6.23       Investment Company Act.  Neither the Borrower nor the Servicer is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.24       Credit and Collection Policy.  The Credit and Collection Policy, attached hereto as Exhibit II, is in full force and effect as of the date of this Agreement and has not been modified or amended, except, as of any date after the date hereof, in accordance with Section 7.03(c) and the Servicer is in compliance in all material respects with the policies and procedures therein.

SECTION 6.25       Possession of Licenses and Permits; Compliance with Requirements of Law.  The Borrower possesses all Governmental Licenses required to be possessed by the Borrower, and has made all necessary registrations and filings required to be made by the Borrower with, each Governmental Authority and each other Person necessary to conduct the business now operated by it or required in connection with the execution, delivery and performance of the Transaction Documents to which it is a party or by which it may be bound except for such registrations and filings would not reasonably be expected to result in a Material Adverse Effect.  All of such necessary Governmental Licenses are valid and in full force and effect.  The Borrower has not received any notice of proceedings related to the revocation or modification in a manner materially adverse to it of any such Governmental License.  The Borrower is in compliance with all applicable Requirements of Law except for such requirements as would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.26       Access to Collateral Account.

Neither Borrower nor Servicer has granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of the Collateral Account, or the right to take dominion and control of the related lock-box or the Collateral Account at a future time or upon the occurrence of a future event.

SECTION 6.27       Aspen Software.  In the case of any software of the type described in clause (i)(b) or (i)(c) of the definition herein of “Aspen Software”, the obligation of Aspen to compensate or otherwise pay the owner or licensor to Aspen of such software, whether in the nature of royalties or otherwise, is not secured by any Adverse Claim on any of the Pool Receivables, and such owner or licensor does not otherwise have any property interest in any Pool Receivable.

SECTION 6.28       Solvency.  On the Initial Funding Date, on each Funding Date and on each S&R Date, immediately prior to and after giving effect to the grant of a security interest in the applicable Receivables occurring on such date:

(a)           the fair value and present fair saleable value of Borrower’s total assets is greater than the Borrower’s total liabilities (including contingent and unliquidated liabilities) at such time;

(b)           the fair value and present fair saleable value of the Borrower’s assets is greater than the amount that will be required to pay the Borrower’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(c)           The Borrower is able to pay all of its liabilities as such liabilities mature; and

(d)           The Borrower does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this Section 6.27:

(i)            the amount of the Borrower’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(ii)           the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(iii)          the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

(iv)          the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

ARTICLE VII

GENERAL COVENANTS

SECTION 7.01       Affirmative Covenants.  From the Initial Funding Date hereof until the Final Payout Date, the Borrower hereby covenants and agrees as to itself, and the Servicer covenants and agrees as to itself, unless the Agent shall otherwise consent in writing, that it shall:

(a)           Compliance with Laws, Etc.  Comply, and, in the case the Servicer, not take or omit to take any action, on behalf of the Borrower, that would cause the Borrower to fail to comply, in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Pool Receivables and the Contracts).

(b)           Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company or corporation, as applicable, in each jurisdiction in which its business is conducted except, with respect to the Servicer, where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could not reasonably be expected to have a Material Adverse Effect.

(c)           Audits.  (i) At any time and from time to time during regular business hours, permit the Agent or any of their agents or representatives, upon at least five Business Days’ prior notice (provided that no such notice shall be required if an Event of Default or Unmatured Event of Default shall have occurred and be continuing) (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower or the Servicer relating to Pool Assets, including, without limitation, the Contracts and other agreements, and (B) to visit the offices and properties of the Borrower or the Servicer for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to Pool Assets or the Borrower’s or the Servicer’s performance hereunder with any of the officers or employees of the Borrower or the Servicer having knowledge of such matters; and (ii) without limiting the provisions of clause (i) next above, from time to time on request of the Agent, permit auditors or employees or agents of the Agent to conduct, at the Borrower’s or the Servicer’s expense, a review of the Borrower’s or the Servicer’s books and records; provided, however, neither the Servicer nor the Borrower shall be required to pay the expenses associated with more than two audits of such Person’s books and records in any calendar year and the aggregate amount in respect of any single audit of the Servicer and the Borrower, on a combined basis, shall not exceed $25,000.

(d)           Keeping of Records and Books of Account.  Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each Pool Receivable).

(e)           Performance and Compliance with Receivables, Contracts and Transaction Documents.  At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, all other agreements related to such Pool Receivables and each Transaction Document.

(f)            Location of Records.  Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables and Contracts and all other agreements related to such Pool Receivables (and, to the extent that the Servicer retains originals thereof, all original documents relating thereto), at the addresses referred to in Schedule A or, upon 30 days’ prior written notice to the Agent, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.

(g)           Credit and Collection Policies.  Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(h)           Collections.

(i)            Following the Initial Funding Date, shall instruct each Obligor to remit all payments in connection with the Pool Receivables directly to the Collateral Account.  In the event that any Obligor payments are not remitted directly to the Collateral Account, but are instead paid to a Collection Account or are received directly by the Borrower or the Servicer, the Borrower will identify the funds constituting Collections and either transfer and deposit, or cause the applicable bank maintaining the Collection Account to transfer and deposit, promptly, but, in any event, within two Business Days, such Collections into the Collateral Account, provided that, with respect to funds with regard to which the Borrower and the Servicer do not have sufficient information to immediately identify such funds as Collections, such Collections shall be identified, transferred to, and deposited in, the Collateral Account within five Business Days, provided further that, such five Business Day requirement in the previous proviso may be waived by the Agent in its sole and absolute discretion.  At  all times prior to such deposit, the Borrower or the Servicer, as applicable, will itself hold such payments in trust for the exclusive benefit of the Agent and the Lenders  Neither the Borrower nor the Servicer shall grant any Adverse Claim on, or the right to take dominion and control of, the Collateral Account to any Person at any time, whether presently or at a future time or upon the occurrence of a future event, except to the Agent as contemplated by this Agreement.  Each of the Servicer and the Borrower shall properly maintain the Collateral Account and take all such actions as are reasonably necessary to preserve its existence.  Neither the Borrower nor the Servicer shall permit any funds to be remitted to the Collateral Account other than Collections.

(ii)           Following the Initial Funding Date, Borrower will cause the Collateral Account to be subject at all times to an account control agreement in form and substance acceptable to the Agent that is in full force and effect.  The Borrower will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of the Collateral Account and shall not grant any Adverse Claim on, or the right to take dominion and control of the Collateral Account or the related lockbox to any Person at any time, whether presently or at a future time or upon the occurrence of a future event, except to the Agent as contemplated by this Agreement.

(iii)          (a) Borrower will, within two Business Days after the Initial Funding Date hereof, cause to be remitted to the Collateral Account all Collections remitted by any Obligor on the Pool Receivables during the period from the Initial Cut-Off Date with respect to Initial Pool Receivables, and (b) Borrower will, within two Business Days after the Funding Date with respect to any Pool Receivables, cause to be remitted to the Collateral Account all Collections remitted by any Obligor on such subsequent Pool Receivables during the period from the Subsequent cut-Off Date with respect to subsequent Pool Receivables to the Funding Date for such subsequent Pool Receivables.

(iv)          Servicer will maintain specific collection and billing procedures for each relevant country with respect to the Pool Receivables other than the U.S. and will provide a copy of such procedures and any updated versions of such procedures to the Agent and Backup Servicer and shall provide the Agent and Back-up Servicer with a description of any modifications to such procedures.

(i)            Separate Corporate Existence.  The Servicer and Borrower hereby acknowledge that the Lenders and the Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon each of the Borrower’s and the Transferor’s identity being that of a discrete legal entity, separate from Aspen.  Therefore, from and after the date hereof, the Borrower and the Servicer shall take all steps required to maintain and continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of Aspen, the Transferor and any other Person, and is not a division of Aspen, the Transferor or any other Person.  Without limiting the generality of the foregoing, the Borrower and the Servicer shall take such actions as shall be required in order that:

(i)            The Borrower will be a special-purpose limited liability company whose activities are restricted in its limited liability company agreement to owning the Pool Assets, entering into the Transaction Documents to which it is a party, borrowing under this Agreement and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(ii)           Not less than one member of the Borrower’s Board of Directors (the “Independent Director”) shall be an individual who is not, and has not been for the five years preceding the Closing Date, (i) a direct, indirect or beneficial stockholder, officer, director (other than as a director of the Borrower and the Transferor), employee, affiliate or associate of the Borrower, the Transferor or Aspen or any of their Affiliates, (ii) a customer or supplier of the Borrower, the Transferor or Aspen or any of their Affiliates (other than a supplier to which the Borrower, the Transferor or Aspen and their Affiliates has paid no more than $50,000 in Aspen’s and its Affiliates’ then-current fiscal year or any of the three immediately preceding fiscal years);

or (iii) a customer or supplier of the Borrower, the Transferor, Aspen or any of their Affiliates whose (A) sales to the Borrower, the Transferor, Aspen or any of their Affiliates, in the case of a supplier, represent a material portion of such supplier’s gross sales; or (B) accounts receivable owing to the Borrower, the Transferor, Aspen or any of their Affiliates, in the case of a customer, represent a material portion of such customer’s total accounts receivable.  The limited liability company agreement of the Borrower shall provide that (i) Borrower’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

(iii)          The Independent Director shall not at any time serve as a trustee in bankruptcy for the Borrower, the Transferor, Aspen or any Affiliate thereof;

(iv)          Any employee, consultant or agent of the Borrower will be compensated from funds of the Borrower, as appropriate, for services provided to the Borrower.  Except as otherwise provided herein, the Borrower will engage no agents other than a Servicer for the Pool Receivables, which Servicer will be fully compensated for services rendered to the Borrower by payment of the Servicer’s Fee;

(v)           The Borrower will contract with the Servicer to perform all operations required on a daily basis to service its Pool Receivables.  The Borrower will pay the Servicer a monthly fee based on the level of Pool Receivables being serviced by Servicer reasonably equivalent to the fee which would be required by an independent third-party servicer;

(vi)          The Borrower will not incur any material indirect or overhead expenses for items shared among the Borrower, the Transferor and Aspen (or any other Affiliate thereof).  To the extent, if any, that the Borrower, the Transferor and Aspen (or any other Affiliate thereof) share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Aspen shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal fees;

(vii)         The Borrower’s operating expenses will not be paid by the Transferor, Aspen or any other Affiliate thereof except as permitted under the terms of this Agreement or otherwise consented to by the Agent;

(viii)        The Borrower will have its own separate phone extension and stationery;

(ix)           The Borrower’s books and records will be maintained separately from those of the Transferor, Aspen and any other Affiliate thereof;

(x)            All audited financial statements of the Transferor, Aspen or any Affiliate thereof that are consolidated to include the Borrower will contain detailed notes clearly stating that (A) all of the Borrower’s assets are owned by the Borrower, (B) all of the

Transferor’s assets are owned by the Transferor, (C) the Borrower is a separate legal entity and (D) the Transferor is a separate legal entity;

(xi)           The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of Aspen, the Transferor or any Affiliate thereof;

(xii)          The Borrower will strictly observe corporate formalities in its dealings with the Transferor, Aspen or any Affiliate thereof, and funds or other assets of the Borrower will not be commingled with those of the Transferor, Aspen or any Affiliate thereof.  The Borrower shall not maintain joint bank accounts or other depository accounts to which the Transferor, Aspen or any Affiliate thereof (other than Aspen in its capacity as Servicer) has independent access.  Other than to the extent on deposit in any collection accounts or as otherwise contemplated hereunder, none of the Borrower’s funds will at any time be pooled with any funds of Aspen or any Affiliate thereof; and

(xiii)         The Borrower will maintain arm’s-length relationships with the Transferor, Aspen and any Affiliate thereof.  Any Person that renders or otherwise furnishes services to the Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto except as otherwise provided in this Agreement.  Except as contemplated in the Transaction Documents, neither the Borrower nor Aspen will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.

(j)            Maintain Security Interests.  Take all reasonably necessary or desirable actions requested by the Agent to maintain the first priority perfected security interest of the Agent in the Pool Assets.

(k)           Payment of Taxes and Other Obligations.  Pay all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, and all other monetary obligations, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of its property; provided that it shall not be required to pay any such tax, assessment, charge, levy, claim or monetary obligation which is being contested in good faith and by appropriate proceedings which shall operate to stay the enforcement thereof.

(l)            Performance and Enforcement of Transaction Documents.  The Borrower will, and will require the Transferor to, perform each of their respective obligations and undertakings under and pursuant to the Purchase and Resale Agreement and each of the other Transaction Documents to which it is party, will purchase Pool Assets thereunder in strict compliance with the terms thereof and will use its best efforts to enforce the rights and remedies accorded to it under the Purchase and Resale Agreement and the other Transaction Documents.  The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Lenders as pledgees of the Borrower) under the Purchase and Resale Agreement and the other Transaction Documents as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Transaction Documents.

SECTION 7.02       Reporting Requirements.  From the date hereof until the Final Payout Date, each of the Borrower and the Servicer shall, unless the Agent shall otherwise consent in writing, furnish to the Agent:

(a)           Adverse Claims.  As soon as possible and in any event within three Business Days of the Borrower or the Servicer having knowledge thereof, notice of the assertion on the part of any Person of the existence of an Adverse Claim against the Pool Assets, other than any Adverse Claim permitted under the Transaction Documents.

(b)           Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Servicer, copies of the unaudited financial statements of the Servicer and its Subsidiaries prepared on a consolidated basis in conformity with GAAP, duly certified by the chief financial officer or chief accounting officer of the Servicer;

(c)           Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Servicer, copies of the audited financial statements of Servicer and its Subsidiaries prepared on a consolidated basis in conformity with GAAP and duly certified by independent certified public accountants of recognized standing reasonably satisfactory to the Agent;

(d)           Reports to Holders and Exchanges.  Promptly upon the Agent’s request, copies of any notice, request for consent, financial statements, certification, or other communication under or in connection with any Transaction Document and copies of any reports which the Servicer, the Transferor or the Borrower sends to any of its securityholders (in such capacity), and any reports or registration statements that Aspen, the Transferor or the Borrower files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling securities;

(e)           Events of Default.  As soon as possible and in any event within one Business Day after the occurrence of each Event of Default and each Unmatured Event of Default, a written statement setting forth details of such event and the action that it proposes to take with respect thereto;

(f)            Litigation.  As soon as possible and in any event within three Business Days of the Borrower or the Servicer having knowledge thereof, notice of (i) any litigation, investigation or proceeding commenced against the Borrower, (ii) any litigation, investigation or proceeding commenced against the Servicer which is reasonably likely to have a Material Adverse Effect, (iii) any material adverse development in previously disclosed litigation and (iv) any judgment, award, fine or assessment against the Borrower or, if in excess of $1,000,000, against the Servicer;

(g)           Material Events.  Prior to its effective date, notice of any material change in the character of the Borrower’s or the Servicer’s business or any event or circumstance which has or is reasonably likely to have a Material Adverse Effect; and

(h)           Other.  Promptly, from time to time, such other information, documents, records or reports respecting the Pool Assets or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Agent may from time to time reasonably request.

SECTION 7.03       Negative Covenants of the Borrower and the Servicer.  From the Initial Funding Date until the Final Payout Date, the Borrower and the Servicer each severally agrees, as to itself, without the prior written consent of the Agent:

(a)           Sales, Liens, Etc.  (i) The Borrower will not, except as otherwise provided herein or in the Security Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any of its assets or properties, including, without limitation, any Pool Asset, any interest therein, the Collateral Account, or any right to receive income or proceeds from or in respect of any of the foregoing and (ii) the Servicer will not assert any interest in the Pool Assets.

(b)           Extension or Amendment of Pool Receivables.  Neither the Borrower nor the Servicer will, except as otherwise permitted in Section 3.04(b) or Section 8.02(c), extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c)           Change in Business or Credit and Collection Policy.  Neither the Borrower nor the Servicer will make any material change in the character of its business or in the Credit and Collection Policy, in each case without the prior written consent of the Agent, which consent shall not be unreasonably withheld if such change is not reasonably likely to have a Material Adverse Effect.

(d)           Change in Payment Instructions to Obligors and Bank.  Neither the Borrower nor the Servicer will terminate the bank that maintains any collection account or the Collateral Account Bank or make any change in its instructions to Obligors regarding payments to be made on the Pool Receivables or Related Security to the Collateral Account or payments to be made to the Collateral Account Bank.  Neither the Borrower nor the Servicer will make any change in its instructions to the bank that maintains any collection account regarding payments to be made to the Collateral Account required pursuant to Section 7.01(h) hereof.

(e)           Deposits to Collateral Account.  Neither the Borrower nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Account cash or cash proceeds other than Collections.  To the extent that any funds not constituting Collections are nonetheless deposited therein, the Servicer shall promptly identify the same and cause such funds to be remitted to the appropriate Person.

(f)            Restricted Payments by the Borrower.  The Borrower will not (i) purchase or redeem any of its equity interests or (ii) declare or pay any dividends thereon, or make any distribution to its members or set aside any funds for any such purpose, except that the Borrower may pay dividends to its members or set aside funds for such purpose as provided by law, so long as (A) such funds are the proceeds or payments which the Borrower has received under Section 3.02(c)(i), 3.02(c)(x) or 3.02(c)(xii), (B) such funds are not required to be distributed to any other Person in accordance with Section 3.02, (C) no Event of Default has occurred and (D) is continuing, and after giving effect thereto, the Borrower’s net worth is positive at such time.

(g)           Borrower Debt.  The Borrower will not incur or permit to exist any Debt, except (A) Debt of the Borrower to the Transferor incurred in accordance with the Purchase and Resale Agreement, (B) as contemplated by the Transaction Documents and (C) other current accounts specifically payable in the ordinary course of business and not overdue in an aggregate amount of any time outstanding not to exceed $25,000.

(h)           Negative Pledges.  The Borrower will not enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon any Pool Assets or any of its other assets or property, whether now owned or hereafter acquired, except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

(i)            Corporate Changes.  The Borrower will not change its name, state of incorporation or organization, or its “location” (as defined in 9-307 of the UCC) in which it keeps its records, unless it has given the Agent at least 30 days’ prior written notice thereof and has taken all steps necessary to continue the perfection of the Agent’s security interest, including the filing of amendments to the UCC financing statements.

(j)            Merger, Acquisitions, Sales, Etc.  The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets (other than pursuant to this Agreement and the other Transaction Documents).

(k)           Amendments to the Transaction Documents.  Without the prior written consent of the Agent, the Borrower will not consent to or enter into any amendment or modification of, or supplement to any Transaction Document.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

SECTION 8.01       Designation of Servicer.

(a)           Aspen as Initial Servicer.  The servicing, administering and collection of the Pool Receivables and other Pool Assets shall be conducted by the Person designated as Servicer hereunder from time to time in accordance with this Section 8.01.  Until the Agent gives to Aspen a Successor Servicer Notice, Aspen is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof.  Aspen agrees that it will not voluntarily resign as Servicer without the consent of the Agent.

(b)           Successor Notice; Servicer Termination Event.  Upon Aspen’s receipt of a notice from the Agent of the Agent’s designation of a new Servicer at any time following the occurrence and during the continuance of a Servicer Termination Event (a “Successor Servicer Notice”), Aspen agrees that it will terminate its activities as Servicer hereunder in a manner that the Agent reasonably believes will facilitate the transition of the performance of such activities to the Backup Servicer or, if the Backup Servicer is unable to serve as Servicer, to another entity designated by the Agent and, at the direction of the Agent, such successor shall assume Aspen’s obligations to service and administer the Pool Assets, on the terms and subject to the conditions herein set forth, and Aspen shall use its best efforts to assist the Backup Servicer or such designee of the Agent in assuming such obligations.  Such cooperation shall include access to and transfer of related records (including all Contracts) necessary or desirable to collect the Pool Receivables and the Related Security.

(c)           Merger or Consolidation of, or Assumption of the Obligations of, Servicer.  Any Person (a) into which Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which Servicer shall be a party, or (c) which may succeed to the properties and assets of Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of Servicer hereunder, shall be the successor to Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

SECTION 8.02       Duties and Representations of Servicer.

(a)           Appointment; Duties in General.  Each of the Borrower, the Lenders and the Agent hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 8.01, to enforce their respective rights and interests in and under the Pool Assets, the Pool Receivables, the Related Security and the rights under the Contracts related to the Pool Receivables.  The Borrower additionally appoints the Servicer, to the extent that the Servicer is Aspen, as its agent for purposes of Article I.  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Asset from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b)           Collections.  (i)  Following the Initial Funding Date, Servicer shall instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly into the Collateral Account.  In the event that any Collections are not remitted directly to the Collateral Account, but are instead paid to a Collection Account or are received directly by the Borrower or the Servicer, the Servicer will identify the funds constituting Collections and either transfer and deposit, or cause the applicable bank maintaining the Collection Account to transfer and deposit, promptly, but, in any event, within two Business Days, such Collections into the Collateral Account, provided that, with respect to funds with regard to which the Servicer does not have sufficient information to immediately identify such funds as Collections, such Collections shall be identified, transferred to, and deposited in, the Collateral Account within five Business Days, provided further that, such five Business Day requirement in the previous proviso may be waived by the Agent in its sole and absolute discretion.  From and after the occurrence and continuation of a Servicer Termination Event, the Agent may request that the Servicer, and the Servicer thereupon promptly shall, instruct all Obligors with respect to the Pool Receivables to remit all payments thereon to a different depositary account specified by the Agent and, at all times thereafter, Borrower and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to the Collateral Account or such new depositary account any cash or payment item other than Collections.

(ii)           If, notwithstanding subparagraph (i) above, Servicer (or any Affiliate of Servicer) receives Collections related to the Pool Receivables (including any scheduled payments or prepayments thereof, any guaranty amounts, insurance proceeds or other recoveries and/or any other amounts constituting proceeds derived from or with respect to the Contracts related to the Pool Receivables), Servicer (or such Affiliate) shall remit such amounts to Agent for deposit into the Collateral Account within two (2) Business Days of identification thereof.

(iii)          Servicer shall hold in trust for the benefit of Agent and Lenders any Collections it receives related to the Pool Receivables pending remittance to the Collateral Account with the above provisions other than payments of amounts of Deemed Collections or with respect to an Administrative Pool of Receivables.

(c)           Modification of Receivables.  So long as no Termination Event shall have occurred and be continuing, the Servicer, may, solely in accordance with the Credit and Collection Policy and, if applicable, Section 3.04, extend the maturity or adjust the Outstanding Balance of, or defer payment of, or otherwise modify the terms of any Pool Receivable as the Servicer may determine to be appropriate to maximize Collections thereof, provided, that (i) such extension, adjustment or modification would not impair the collectibility of such Pool Receivable and (ii) that such extension, adjustment or modification shall not alter the status of such Pool Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Lenders under this Agreement.  Notwithstanding anything to the contrary contained herein, at any time after the occurrence and during the continuance of a Termination Event, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any other Pool Assets.

(d)           Reports.  In addition to the Servicer Reports required in accordance with Section 3.02(a), the Servicer shall prepare and forward to the Agent such reports in respect of the Pool Receivables and Collections as the Agent may from time to time reasonably request.

(e)           Documents and Records.  The Borrower shall deliver to Servicer, and the Servicer shall hold in trust for the Borrower and Agent in accordance with their respective interests, copies of all material documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to the Pool Assets to the extent necessary to perform its servicing responsibilities hereunder.

(f)            Termination.  The Servicer’s authorization under this Agreement shall terminate upon the Final Payout Date.

(g)           Power of Attorney.  The Borrower hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Borrower in connection with any Receivable.  Such power of attorney shall continue in full force and effect until the earlier to occur of the delivery of a Successor Servicing Notice to such Servicer and the Final Payout Date, at which time such power of attorney shall be of no further force and effect.

(h)           Monitoring of Receivables.  If requested by the Agent, the Servicer shall implement operating procedures to enable the daily identification of each Pool Receivable, the Outstanding Balance thereof, and the date when payment is due thereon and all Collections of and adjustments to each Pool Receivable.

(i)            Collections on Non-USD Receivables.  In the case of any Collections remitted in a currency other than U.S. Dollars (“Non-USD Collections”), the Servicer shall, unless the Agent otherwise directs, advise Aspen of its receipt of such Non-USD Collections and its intention to exercise the FX Rights with a view toward effecting an exchange of such Non-USD Collections for the applicable “Exchange Amount” with respect thereto determined in accordance with Section 1.6 of the Purchase and Sale Agreement.  On receiving assurances satisfactory to the Servicer that Aspen will forthwith remit the applicable Exchange Amount to the Servicer in exchange for such Non-USD Collections, the Servicer shall deliver such Non-USD Collections to Aspen.  In the event the Servicer is advised or otherwise determines that Aspen shall not be able or willing to cause the exchange of any Non-USD Collections for the related Exchange Amount to occur on a same-day basis, the Servicer shall so advise the Agent and until such time as it receives instructions from the Agent as to the timing and disposition of such Non-USD Collections, the Servicer shall cause such Non-USD Collections to remain in the Collateral Account.

(j)            Payment Instructions to Obligors.  The Servicer shall use its commercially reasonable best efforts to cause each Obligor to remit all Collections on Pool Receivables and other proceeds in respect of the Pool Assets directly to the Collateral Account (as opposed to any collection account or any other location).

(k)           Bank Secrecy Act.  To the best of its knowledge, Servicer (i) is in compliance with all provisions of the United States Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (including its implementing regulations) applicable to it, (ii) the US Money Laundering Control Act of 1986 and (iii) has not violated any United States Department of the Treasury, Office of Foreign Asset Control (“OFAC”) regulations or any enabling statute or executive order related thereto, or any OFAC sanction (including engaging in any transactions with any Person listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC and/or the United States Department of the Treasury, or identified in any related executive orders issued by the President of the Untied States (each such Person, a “Restricted Person”)).

SECTION 8.03       Backup Servicer.

(a)           Representations of Backup Servicer.  Backup Servicer makes the following representations and warranties:

(i)            Backup Servicer has been duly organized and is validly existing as a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties shall be currently owned and such business is presently conducted.

(ii)           Backup Servicer has the power and authority to execute and deliver this Agreement and to carry out its respective terms, and the execution, delivery, and performance of this Agreement shall have been duly authorized by Backup Servicer by all necessary corporate action.

(iii)          This Agreement constitutes a legal, valid, and binding obligation of Backup Servicer enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights in general and by general principles of equity, regardless of whether such enforceability shall be considered in a proceeding in equity or at law.

(iv)          The entering into of this Agreement and the performance by Backup Servicer of its obligations under such agreements and the consummation of the transactions herein and therein contemplated will not (i) conflict with the organizational documents of Backup Servicer or result in a breach of any of the terms or provisions of, or constitute a default under, any agreement, mortgage, deed of trust or other such instrument to which Backup Servicer is a party or by which it is bound; (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Backup Servicer pursuant to the terms of any material agreement, mortgage, deed of trust or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject; or (iii) result in any violation of any statute or any order, rule or regulation of any court or any regulatory authority or other governmental agency or body having jurisdiction over it or any of its properties.

(v)           There are no proceedings or investigations pending or, to Backup Servicer’s best knowledge, threatened before any court, regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Backup Servicer or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement.

(vi)          Backup Servicer has and shall preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary or desirable to enable it to perform its duties as Backup Servicer and successor Servicer under this Agreement, except where the failure to so qualify would not have a Material Adverse Effect.

(vii)         Backup Servicer has operated its business in accordance with all applicable laws and regulations and it is not in violation of any such laws or regulations other than such violations which singly or in the aggregate do not, and, with the passage of time will not, have a material adverse affect on its business or assets, or its ability to perform its obligations under this Agreement.

(b)           Merger or Consolidation of, or Assumption of the Obligations of, Backup Servicer.  Any Person (a) into which Backup Servicer may be merged or consolidated, (b) which may result from any merger or consolidation to which Backup Servicer shall be a party, or (c) which may succeed to the properties and assets of Backup Servicer substantially as a whole, which Person in any of the foregoing cases executes an agreement of assumption to perform every obligation of Backup Servicer hereunder, shall be the successor to Backup Servicer under this Agreement without further act on the part of any of the parties to this Agreement.

(c)           Backup Servicer Resignation and Removal.

(i)            Backup Servicer shall not resign from its obligations and duties under this Agreement except (a) as required in this Section 8.03, (b) upon determination that the performance of its duties shall no longer be permissible under Applicable Law (any such determination permitting the resignation of Backup Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to Agent), or (c) with the prior written consent of Agent, but only if, in any such case, a replacement Backup Servicer is found that (i) is experienced in the business of acting as servicer with respect to financial agreements of the type comprising the Transferred Receivables and (ii) will provide backup servicing and agree to become the successor Servicer on the same terms as then in effect under this Agreement.

(ii)           Servicer may, with the prior written consent of Agent, terminate Backup Servicer for cause.

(iii)          Upon Backup Servicer’s resignation or termination pursuant to this Section 8.03, notice thereof shall be provided to Agent and the Secured Parties, and Backup Servicer shall comply with the provisions of this Agreement until the acceptance of a successor Backup Servicer acceptable to Agent.

(d)           Obligations of Backup Servicer.

(i)            Backup Servicer shall serve in a reserve capacity to Servicer, and shall be willing to assume the duties of Servicer on direction from Agent.  In its capacity as Backup Servicer, Backup Servicer shall perform the following duties:

(A)          receive from Servicer a tape or other electronic transmission of the initial Pool Receivables sold to Borrower;

(B)           utilize such information to create Obligor account files on Backup Servicer’s primary contract accounting system;

(C)           on a monthly basis, receive from Servicer a tape or other electronic transmission which provides detailed information for all Pool Receivables purchased by Borrower during the preceding month and update its primary contract accounting system for any new Transferred Receivables;

(D)          on a monthly basis, receive from Servicer a tape or other electronic transmissions which includes all updated information for all of the Pool Receivables owned by Borrower;

(E)           on a monthly basis, receive from Servicer a detailed summary of all Collections received in respect of the Pool Receivables owned by Borrower;

(F)           compare the Receivables Pool and the amount of Collections from the tape or other electronic transmission received from Servicer to the information on Backup Servicer’s contract accounting system and reconcile any differences with Servicer; and

(G)           if a Servicer Termination Event has occurred and is continuing, Backup Servicer shall be required to prepare and deliver the Servicer Report to Agent.

(ii)           Other than as specifically set forth elsewhere in this Agreement or in any other Transaction Document, Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of Servicer and shall have no liability for any action taken or omitted by Servicer.

(iii)          Backup Servicer shall consult fully with Servicer as may be necessary from time to time to perform or carry out Backup Servicer’s obligations hereunder, including the obligation to succeed at any time to the duties and obligations of Servicer as servicer under Section 8.02.

(e)           Backup Servicer Compensation.  As compensation for the performance of its obligations as Backup Servicer under this Agreement and the other Transaction Documents to which it is a party, Backup Servicer shall be entitled to receive Backup Servicer Fee.  In the event the Backup Servicer takes over as Servicer pursuant to Section 8.01, the Backup Servicer shall receive the Servicer’s Fee.

(f)            Duties and Responsibilities.

(i)            Backup Servicer shall perform such duties and only such duties as are specifically set forth in this Agreement and the other Transaction Document to which it is a party, and no implied covenants or obligations shall be read into this Agreement against Backup Servicer.

(ii)           In the absence of bad faith or negligence on its part, Backup Servicer may conclusively rely as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to Backup Servicer and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions, which by any provision hereof are specifically required to be furnished to Backup Servicer, Backup Servicer shall be under a duty to examine the same and to determine whether or not they conform to the requirements of this Agreement.  Neither Backup Servicer nor any of its officers, employees or agents shall be liable to Servicer, Borrower, Agent or the Secured Parties for any action taken or for refraining from the taking of any action in accordance with customary industry standards for servicing leases and loans of the type which comprise the Pool Receivables, or for mistakes or errors in judgment; provided, however, that (i) this provision shall not protect Backup Servicer from liability to Servicer, Borrower, Agent or the Secured Parties for any losses, claims, liabilities, or damages incurred by such party by reason of willful misconduct or gross negligence of Backup Servicer in the performance of its duties and obligations hereunder, and (ii) in the event that Backup Servicer becomes the successor Servicer hereunder, Backup Servicer’s duties and responsibilities as Servicer will be as set forth elsewhere in this Agreement and it will no longer be subject to the terms of this Section 8.03.  Subject to the preceding sentence, in no event will Backup Servicer be liable to Servicer, Borrower, Agent or the Secured Parties for any losses, claims, liabilities or damages incurred by such party arising out of or relating to the acts or omissions of Backup Servicer in reliance in good faith on any document which is prepared or furnished to it by Servicer or by such other party.  No damages shall be assessed or charged against Backup Servicer when any delay or breach on its part is caused by the failure of Servicer, Borrower, Agent or the Secured Parties to furnish input or information required of such party, the failure of any utility or communications company to furnish services or for any other reasons beyond the control of Backup Servicer.

(iii)          Notwithstanding anything contained in this Agreement to the contrary, Backup Servicer shall only be required to perform its obligations in the time and manner set forth in this Agreement if, and to the extent, any information which is required to be delivered to Backup Servicer or any information on which Backup Servicer is authorized to rely on, is delivered to Backup Servicer in accordance with provisions of this Agreement or is provided to Backup Servicer in a format that is reasonably acceptable to Backup Servicer, as applicable; provided, however, that nothing in this paragraph shall be construed to relieve Backup Servicer of its obligations under this Agreement if the failure to appropriately deliver or provide any such information to Backup Servicer is remedied or is otherwise reasonably available to Backup Servicer without undue cost or time.

(iv)          The terms of this Section 8.03 shall survive the termination of Backup Servicer’s obligations hereunder.

SECTION 8.04       Rights of the Agent.

(a)           Notice to Collateral Account Bank. At any time following the occurrence and during the continuance of an Event of Default, the Agent is hereby authorized to give notice to the Collateral Account Bank that the Servicer and the Borrower shall no longer be permitted access to the Collateral Account.

(b)           Rights on Servicer Transfer Event.  At any time following the designation of a Servicer other than Aspen pursuant to Section 8.01:

(i)            The Agent may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the new Servicer or such other address specified by the Agent.

(ii)           Aspen and the Borrower shall, at the Agent’s request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Pool Receivables, and copies of the Contracts and Related Security, or which are otherwise reasonably necessary or desirable to service such Pool Assets, and make the same available to the successor Servicer at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Assets in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Servicer.

(iii)          Each of the Borrower, Aspen and the Secured Parties hereby authorize the Agent, and grant to the Agent an irrevocable power of attorney to take any and all steps in the Borrower’s or Aspen’s name and on behalf of the Borrower, Aspen and the Secured Parties which are reasonably necessary or desirable, in the determination of the Agent to collect all amounts due under any and all Pool Assets, including, without limitation, endorsing the Borrower’s or Aspen’s name on checks and other instruments representing Collections and enforcing such Pool Assets; provided that the Agent shall not exercise its rights under such power of attorney unless an Event of Default shall have occurred and not been otherwise waived.  Such power of attorney shall continue in full force and effect until the Final Payout Date, at which time such power of attorney shall be of no further force and effect.

SECTION 8.05       Responsibilities of the Borrower and the Servicer.  Anything herein to the contrary notwithstanding:

(a)           Pool Assets.  Each of the Servicer and the Borrower shall perform all of its obligations under the Pool Assets and under the related agreements, to the same extent as if the Pool Assets had not been pledged to the Agent under the Security Agreement, and the exercise by the Agent or its designee of its rights under the Transaction Documents shall not relieve the Servicer, Aspen, the Transferor or the Borrower from such obligations.

(b)           Limitation of Liability.  Neither the Agent nor any of the Secured Parties shall have any obligation or liability to perform or otherwise in respect of any of the obligations of the Borrower, the Servicer, Aspen or the Transferor with respect to any Aspen Software or any Pool Assets.

SECTION 8.06       Further Action Evidencing Loan.

(a)           Further Assurances.  Each of the Servicer and the Borrower agrees to mark its master data processing records evidencing the Pool Receivables with a legend, acceptable to the Agent, evidencing that the Pool Assets have been pledged in accordance with the Security Agreement.  Each of the Servicer and the Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent or its designee may reasonably request in order to perfect, protect or more fully evidence the Loans hereunder, or to enable Secured Parties or the Agent or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document.  Without limiting the generality of the foregoing, the Borrower will (i) upon the request of the Agent or its designee execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate in the reasonable judgment of the Agent; (ii) mark its data processing records to show that the Pool Receivables have been pledged to the Agent; and (iii) at any time, upon the occurrence and during the continuation of an Event of Default, a Servicer Termination Event or a Termination Event, mark invoices relating to the Pool Receivables to show that the Pool Receivables have been pledged to the Agent.

(b)           Additional Financing Statements; Performance by Agent.  The Borrower hereby authorizes the Agent or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Assets now existing or hereafter arising in the name of the Borrower.  If the Borrower fails to perform any of its agreements or obligations under this Agreement, the Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Agent or its designee incurred in connection therewith shall be payable by the Borrower as provided in Section 13.05.

SECTION 8.07       Application of Collections.

(a)           Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise required by the underlying Contract or law, be applied, first, as a Collection of any billed payments owed on any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such payments, starting with the oldest, second, as a Collection of any other principal outstanding on any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivables and, third, to any other indebtedness of such Obligor; provided, that any payment by an Obligor in respect of Pool Receivables which were previously charged-off as uncollectible shall be applied, first, to principal of such Pool Receivable or Receivables, in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivables and, second, as a Collection of any Finance Charges of such Obligor, again in the order of the age of such Finance Charges, starting with the oldest of such Finance Charges.

(b)           The Servicer shall, as soon as practicable following receipt thereof, turn over to the appropriate Person any cash collections or other cash proceeds (other than investment income) received in the Collateral Account not constituting Collections; provided that, if a Payment Date shall occur between the date any such collections or proceeds are remitted to the

Collateral Account and the date the Servicer shall first become aware of the receipt of such collections or proceeds, the Servicer shall only effect a turn over thereof when as permitted under Section 3.02(c).

SECTION 8.08       Maintenance of the Collateral Account and Liquidity Reserve Account.

(a)           With the consent of the Agent, the Servicer may, so long as no Event of Default or Unmatured Event of Default shall have occurred and then be continuing, from time to time invest funds on deposit in the Collateral Account and the Liquidity Reserve Account, reinvest proceeds of any such investments which may mature, and invest interest or other income received from any such investments, in each case in such Permitted Investments as the Servicer may select and notify to the Agent.  In the event the bank maintaining the Collateral Account or the Liquidity Reserve Account shall require that a separate account (the “Investment Account”) be maintained for purposes of giving effect to any investments contemplated herein, it shall be a condition precedent to such investment that such bank shall have entered into an agreement with the Agent acknowledging the control by the Agent over, and the security interest of the Agent in, such Investment Account and the Borrower and the Servicer shall otherwise take such actions as may be reasonably requested by the Agent to perfect the security interest of the Agent therein.  None of the Agent, the Servicer, the Backup Servicer or any Secured Party shall be liable to the Borrower for, or with respect to, any decline in value of amounts on deposit in the Collateral Account or the Liquidity Reserve Account which shall have been invested, pursuant to this Section 8.08.

(b)           The Borrower hereby pledges, and grants to the Agent, for the benefit of the Secured Parties, a security interest in all funds at any time held in the Collateral Account, the Liquidity Reserve Account and any Investment Account existing in connection therewith (including any Permitted Investments) from time to time and all proceeds thereof, as security for the payment of the Obligations.

(c)           Neither the Borrower nor any Person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds or investments held in the Collateral Account, the Liquidity Reserve Account or the Investment Account.  At the direction of the Agent, the Servicer shall cause withdrawals to be made from the Collateral Account, the Liquidity Reserve Account and the Investment Account on each Payment Date to give effect to the disbursements then required to be made in accordance with Section 3.02(c).

(d)           The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Collateral Account, the Liquidity Reserve Account, the Investment Account or any funds or investments held therein, or (ii) create or permit to exist any Adverse Claim upon or with respect to the Collateral Account, the Liquidity Reserve Account, the Investment Account or any funds or investments held therein, except as contemplated in the Transaction Documents.

SECTION 8.09       Bank Secrecy Act.  Servicer shall not knowingly (i) in a manner which would violate the laws of the United States (other than pursuant to a license issued by OFAC) lease, or consent to any sublease of, any equipment or other goods to any Person that is a Restricted Person; or (ii) derive more than a de minimis amount of its assets or operating income from investments in or transactions with any such Restricted Person.

SECTION 8.10       Usage Renewal Keys.  To the extent that any of the Contracts contain “usage renewal keys” and any such Contracts become Delinquent Accounts, the “usage renewal keys” with respect to such Contracts will not be issued by the Servicer to any Obligor or any other Person without the prior consent of the Agent.

SECTION 8.11       Original Documentation.  Upon the occurrence of a Servicer Termination Event, at the direction of the Agent, the Servicer at its expense shall transfer the original Contracts related to the Pool Receivables for custody with a custodian that is acceptable to the Agent in its sole discretion and Servicer shall maintain the Contracts with such custodian required pursuant to this Section 8.11 until the Final Payout Date and all fees for such custodian shall be paid by Servicer.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01       Events of Default.  The following events shall be “Events of Default” hereunder:

(a)           (i) Any of the Borrower or the Servicer (if the Servicer is then Aspen or one of its Affiliates) shall fail (A) to make any payment or deposit required hereunder when due or (B) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i)(A) or (ii) of this paragraph (a) and Section 9.01(c)) and such failure continues for three (3) consecutive Business Days or (ii) the funds available on any Payment Date for distribution in accordance with Section 3.02(c) shall be insufficient to pay all interest accrued through such Payment Date; or

(b)           Any representation or warranty made or deemed to be made by the Borrower, the Transferor, Aspen or the Servicer under or in connection with this Agreement, the Receivables Schedule, any Servicer Report, or any other Transaction Documents shall prove to have been false or incorrect in any material respect when made or deemed made or delivered; or

(c)           The Borrower, the Transferor, Aspen or the Servicer shall fail to perform or observe in any material respect any other term, covenant or agreement contained in any of the other Transaction Documents required to be performed or observed by it and such failure continues for five (5) consecutive Business Days; or

(d)           The Borrower or the Transferor shall fail to pay any Debt when due or any default shall occur and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of Debt of the Borrower or the Transferor;

(e)           Aspen or any of its subsidiaries shall fail to make any payment on any Debt, which Debt is outstanding in an aggregate principal amount of $5,000,000 (a “Material Aspen Debt”), when such payment shall have become due and payable by Aspen or such Subsidiary; or a default shall occur and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of a Material Aspen Debt the effect of which is to accelerate or to permit the acceleration of the maturity of such Material Aspen Debt; or

(f)            An Insolvency Event shall have occurred with respect to the Borrower, the Transferor or Aspen; or

(g)           (A) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings is commenced against the Transferor or the Borrower, or (ii) any material development has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings against Aspen which has a reasonable likelihood of having a Material Adverse Effect or (B) the rendering against Aspen, the Transferor, the Borrower or any of their Affiliates of one or more judgments, fines, decrees or orders for the payment of money in excess of $1,000,000, in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than thirty (30) days without a stay of execution; or

(h)           The occurrence of any Material Adverse Effect; or

(i)            (i) The Borrower, the Transferor or Aspen is subject to a Change in Control; or

(j)            The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Pool Assets and such lien shall not have been released within 15 Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Pool Assets and such lien shall not have been released within 15 Business Days; or

(k)           Any transfer of Pool Assets from Aspen to the Transferor under the Purchase and Sale Agreement or from the Transferor to the Borrower under the Purchase and Resale Agreement shall for any reason be challenged in any formal process or fail to be characterized as being a “true sale;” or any Transaction Document shall terminate or cease to be the valid, legal and binding obligation of the Borrower, the Servicer, the Transferor or Aspen for any reason; or

(l)            Any Servicer Termination Event and the Agent shall for any reason be unable to engage on a timely basis a replacement Servicer on terms satisfactory to the Agent; or

(m)          as of any date of determination the Delinquency Ratio exceeds 25%; or

(n)           The Agent shall for any reason fail or cease to have a valid and perfected first priority security interest in the Pool Assets;

provided that, in the case of any of clauses (d), (e), (f), (g), (h) or (i) above, if the event or circumstance described therein relates solely to a default on Debt, Insolvency Event, litigation, arbitration proceedings or governmental proceedings, change in financial condition or operations or Change in Control by or in respect of Aspen or the Transferor, such event or circumstance shall not constitute an “Event of Default” hereunder unless and until the Agent shall determine in the exercise of its sole and reasonable credit judgment that such event or circumstance could result in either (A) a Material Adverse Effect (excluding for this purpose clause (i) of the definition thereof to the extent it relates to Aspen or the Transferor), (B) a material adverse effect on the rights of the Agent or any Secured Party under this Agreement or any other Transaction Document or (C) a material adverse change in the value of the Pool Assets or any material part thereof.

SECTION 9.02       Remedies.

(a)           Optional Liquidation.  Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in subsection (f) of Section 9.01), the Agent shall, at the request, or may with the consent, of the Lenders, by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

(b)           Automatic Liquidation.  Upon the occurrence of an Event of Default described in subsection (f) of Section 9.01, all outstanding Loans and all other Obligations shall automatically become immediately and automatically due and payable, all without presentment, demand, protest, or notice of any kind.

(c)           Additional Remedies.  Upon the occurrence of an Event of Default, the Lenders and Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE X

THE AGENT

SECTION 10.01     Appointment and Authorization.  (a)  Each  Lender hereby designates and appoints Key Equipment Finance Inc., as the “Agent” hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto.  The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with the Lenders, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent.  The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or the Servicer.  Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.  The Agent hereby agrees, for the benefit of the Lenders, not to consent to any material amendment hereunder without the consent of the Lenders.

(b)           Except as otherwise specifically provided in this Agreement, the provisions of this Article X are solely for the benefit of the Secured Parties, and neither the Borrower nor the Servicer shall have any rights as a third party beneficiary or otherwise under any of the provisions of this Article X, except that this Article X shall not affect any obligations which any Secured Party may have to the Borrower or the Servicer under the other provisions of this Agreement.

(c)           In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of their successors and assigns.

SECTION 10.02     Delegation of Duties.  The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.03     Exculpatory Provisions.  None of the Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Lenders or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Agent shall not be responsible to any Person for (i) any recitals, representations, warranties or other statements made by the Borrower, the Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Borrower, the Servicer or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article V.  The Agent shall not have any obligation to any Secured Party to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Borrower, the Servicer or any of their Affiliates.

SECTION 10.04     Reliance by Agent.  (a)  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it.  The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Lenders and assurance of its indemnification, as it deems appropriate.

(b)           The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Secured Parties.

SECTION 10.05     Notice of Certain Events.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Termination Event, Event of Default or Unmatured Event of Default unless it has received notice from any Lenders, the Servicer or the Borrower stating that a Termination Event, Event of Default or Unmatured Event of Default has occurred hereunder and describing such Termination Event, Event of Default or Unmatured Event of Default.  In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Lender.  In the event that any Lender receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent.

SECTION 10.06     Non-Reliance on Agent.  Each Lender expressly acknowledge that none of the Agent, or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such other Lender or the Agent, as applicable.  Each Lender represents and warrants to the Agent that, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, the Servicer and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide the Lenders with any information concerning the Borrower or the Servicer or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 10.07     Agent and Affiliates.  The  Lenders, the Agent and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Borrower, or the Servicer or any of their Affiliates.

SECTION 10.08     Indemnification.  The Lenders (other than the CP Issuer) shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer and without limiting the obligation of the Borrower or the Servicer to do so), from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

SECTION 10.09     Successor Agent.  The Agent may, upon at least thirty (30) days notice to the Borrower and the Lenders, resign as Agent.  Such resignation shall not become effective until a successor agent reasonably acceptable to Borrower is appointed by the Lenders and has accepted such appointment.  Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Agent’s resignation hereunder, the provisions of Article XII and this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

SECTION 10.10     Withholding Taxes.  All payments made by the Borrower hereunder shall be made without withholding for or on account of any present or future taxes (other than taxes imposed on or based on overall net income on the recipient or any franchise tax, branch profits or similar tax).  If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Lenders or the Agent (as the case may be) would have received had such withholding not been made.  If the Agent or any Lender pays any such taxes, penalties or interest the Borrower shall reimburse the Agent or such Lenders for that payment on demand.  If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lenders or Agent on whose account such withholding was made (with a copy to the Agent if not the recipient of the original) on or before the thirtieth day after payment.

SECTION 10.11     Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates had made any representations or warranties to it and that no act by Agent or any affiliate thereof hereafter taken, including any review of the affairs of Aspen or Borrower shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Person, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Aspen and Borrower and made its own decision to make its purchases hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon Agent or any other Person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Aspen and Borrower.  Except for notices, reports, and other documents expressly required to be furnished by Agent hereunder, Agent shall not have any duty or responsibility to provide Borrower or any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of Aspen or Borrower which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 10.12     Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any other party) hereby notifies each of the other parties to this Agreement that, pursuant to the requirements of the Patriot Act, such Lender and the Agent are required to obtain, verify and record information that identifies the parties to this Agreement, which information includes the name and address of such other parties and other information that will allow such Lender or the Agent, as applicable, to identify such other parties in accordance with the Patriot Act.  The Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or a Lender in order to assist the Agent or such Lender in maintaining compliance with the Patriot Act.

ARTICLE XI

ASSIGNMENT OF LOANS

SECTION 11.01     Restrictions on Assignments.

(a)           Neither the Borrower nor the Servicer may assign its rights, or delegate its duties, hereunder or any interest herein without the prior written consent of the Agent.  The Agent, subject to Section 10.09, or any Lender may assign their respective rights hereunder to any Person without the prior written consent of the Borrower, the Servicer, the Agent or any Lender.  Each such assignor may, in connection with such assignment, disclose to the applicable assignee any information relating to the Borrower, the Servicer or the Pool Receivables furnished to such assignor by or on behalf of the Borrower, the Servicer or the Agent.

(b)           Any Lender may at any time grant to one or more banks or other institutions participating interests or a security interest in its interest under the Transaction Documents.  The Borrower agrees that each such Person shall be entitled to the benefits of Section 4.02 with respect to its participating interest. Any Lender granting any such interest may, in connection with such grant, disclose to the applicable assignee any information relating to the Borrower, the Servicer or the Pool Receivables furnished to such Lender by or on behalf of the Borrower, the Servicer or the Agent, subject to a conventional confidentiality arrangement of the type then prevailing in the market for grants of such type and enforceable by the Borrower.

(c)           Without limiting any other rights that may be available under applicable law, the rights of the any Lender may be enforced through it or by its agents.

SECTION 11.02     Rights and Obligations of Assignee.  Upon the assignment by a Lender in accordance with this Article XI, the assignee receiving such assignment shall have all of the rights and obligations of the  Lenders with respect to the Transaction Documents; including, without limitation, the confidentiality obligations set forth in Section 13.07 hereof and the requirement to provide the tax forms contemplated in Section 10.10(b).

SECTION 11.03     Evidence of Assignment.  Any assignment by the  Lenders hereunder to any Person may be evidenced by such instruments or documents as may be reasonably satisfactory to the  Lenders, the Agent and the assignee.

SECTION 11.04     Assignments by Liquidity Banks.  Any Liquidity Bank may assign to one or more financial institutions (“Purchasing Liquidity Banks”), acceptable to the Agent in its sole discretion, any portion of its Liquidity Limit as a Liquidity Bank hereunder and Loans pursuant to a supplement hereto (a “Transfer Supplement”) in form satisfactory to the Agent and the CP Issuer executed by the assignee Liquidity Bank, the assignor Liquidity Bank, the CP Issuer, and the Agent, provided that, the Liquidity Banks may not make an assignment to a financial institution not organized under the laws of the United States.  Any such assignment by a Liquidity Bank must be for an amount of at least $100,000.  Each assignee Liquidity Bank shall pay to the Agent any reasonable fees and expenses consistent with the Agent’s standard procedures with respect to such assignments. Any partial assignment will be deemed an assignment of an identical percentage of such selling Liquidity Bank’s share of the outstanding Loans and its Liquidity Limit as a Liquidity Bank hereunder.  Upon the execution and delivery to the Agent of the Transfer Supplement and payment by the assignee Liquidity Bank to the assignor Liquidity Bank of the agreed purchase price, such assignor Liquidity Bank shall be released from its obligations hereunder to the extent of such assignment and such assignee Liquidity Bank shall for all purposes be a Liquidity Bank party hereto and shall have all the rights and obligations of a Liquidity Bank hereunder to the same extent as if it were an original party hereto with a Liquidity Limit as a Liquidity Bank, any share in the outstanding Loans or other amounts described in the Transfer Supplement.

SECTION 11.05     Assignment by CP Issuer.  Each party hereto agrees and consents (i) to the CP Issuer’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Loans and (ii) to the complete assignment by the CP Issuer of all of its rights and obligations hereunder to any Person, and upon such assignment the CP Issuer shall be released from all obligations and duties hereunder to the extent accruing thereafter; provided, however, that the CP Issuer may not, without the prior consent of the Required Liquidity Banks and, prior to the occurrence of a Termination Event, the Borrower, which consent of the Borrower shall not be unreasonably withheld, transfer any of its rights hereunder or under the Liquidity Agreement, unless the assignee (i) is a Liquidity Bank, or (ii) (A) is an entity whose principal business is the purchase or financing of assets similar to the Receivables, (B) is an Affiliate of the initial CP Issuer, and (C)  issues commercial paper with credit ratings substantially identical to the Ratings from at least two of the three Rating Agencies.  The CP Issuer shall promptly notify each party hereto of any such assignment, provided further that, the CP Issuer may not assign to a financial institution not organized under the laws of the United States.  Upon such an assignment of any portion of the CP Issuer’s interest in the Loans, the assignee will have all of the rights of the CP Issuer hereunder relate to such CP Issuer.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01     Indemnities by the Borrower.

(a)           General Indemnity.  Without limiting any other rights which any such Person may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each of the Agent, each of the Lenders, each of the Funding Parties, each of their respective Affiliates, and all successors, transferees, participants and assigns thereof and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the transactions contemplated thereby, excluding, however, Indemnified Amounts (i) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any such Indemnified Party and (ii) to the extent constituting recourse for Receivables which are uncollectible due to the bankruptcy, insolvency or financial inability to pay of the relevant Obligor.  Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

(i)            the transfer by the Borrower of any interest in any Pool Asset other than the grant of a security interest to the Agent pursuant to the Security Agreement;

(ii)           any representation or warranty made by the Borrower or the Servicer under or in connection with any Transaction Document, any Servicer Report, or any other information or report delivered by or on behalf of the Borrower or the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;

(iii)          the failure by the Borrower or the Servicer or any of their affiliates to comply with any applicable law, rule or regulation with respect to any Pool Asset or the nonconformity of any Pool Asset with any such applicable law, rule or regulation;

(iv)          the failure of the Borrower to own or hold sufficient rights in the software the license of which is the subject of any Pool Receivable to the extent necessary to cause such Pool Receivable to (A) constitute a valid and binding obligation, enforceable by Borrower against the applicable Obligor, (B) be owned by Borrower free and clear of any Adverse Claim and (C) to be pledged by the Borrower as contemplated in this Agreement and the Security Agreement;

(v)           the failure to grant and maintain granted in the Agent a first priority perfected security interest in the Pool Assets free and clear of any Adverse Claim;

(vi)          the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Pool Asset, whether at the time of any Loans or at any time thereafter;

(vii)         any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the licensing of software, the sale of the merchandise or services (maintenance or otherwise) related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(viii)        any failure of Aspen, as Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of the Transaction Documents, including, without limitation, any failure by Aspen to deliver any “Exchange Amount” to the Agent or delivery by the Servicer of the Agent of any “Collected FX Amount” (as each such term is defined in the Purchase and Sale Agreement);

(ix)           any failure by Aspen to originate any Receivable in accordance with the Credit and Collection Policy or any applicable law, rule or regulation;

(x)            any claim, investigation, litigation or proceeding arising out of or in connection with merchandise or services that are the subject of any Pool Receivable;

(xi)           the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable;

(xii)          any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all documented out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the making of any Loans or any other interest in the Pool Receivables;

(xiii)         the commingling by the Borrower or Aspen of Collections of Pool Receivables at any time with other funds; or

(xiv)        any litigation or proceeding related to this Agreement or any other Transaction Document or the use of proceeds of any Loan.

(b)           Contest of Tax Claim; After-Tax Basis.  If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from the Borrower under Section 12.01(a)(xii), such Indemnified Party shall give prompt and timely notice of such attempt to the Borrower and the Borrower shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge.  Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

(c)           Contribution.  If for any reason the indemnification provided above in this Section 12.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

SECTION 12.02     Indemnities by the Servicer.  Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Servicer Report to be true and correct, or the failure of any other information provided to any such Indemnified Party by the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation, including with respect to any Pool Receivable or the related Contracts, or (d) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party; excluding, however, Indemnified Amounts (i) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party and (ii) to the extent constituting recourse for Receivables which are uncollectible due to the bankruptcy, insolvency or financial inability to pay of the relevant Obligor or otherwise due to any failure of payment on the part of an Obligor.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01     Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower or the Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Agent, the Servicer and each Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Article V without the written consent of the Lenders;

(b)           extend the term of this Agreement pursuant to Section 5.03 without the written consent of the Lenders;

(c)           postpone any date fixed by this Agreement or any other Transaction Document for any payment of principal, interest, fees or other amounts due to the Lenders hereunder or under any other Transaction Document without the written consent of the Lenders;

(d)           reduce the principal of, or the rate of interest specified herein on the Loans;

(e)           change any provision of this Section or any other provision hereof or make any determination or grant any consent hereunder, without the written consent of the Lenders; or

(f)            provide for the release the Agent’s security interest on all or any material portion of the Pool Assets without the consent of the Lenders.

SECTION 13.02     Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth below or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

If to the Servicer:

Aspen Technology, Inc.
Ten Canal Park
Cambridge, Massachusetts 02141-2201
Attention:  Leo Vannoni
Telephone No.: (617) 949-1139
Facsimile No.: (617) 949-1711

If to the Borrower:

Aspen Technology Funding 2006-II LLC
c/o Aspen Technology, Inc.
Ten Canal Park
Cambridge, Massachusetts 02141-2201
Attention:  Leo Vannoni
Telephone No.: (617) 949-1139
Facsimile No.:  (617) 949-1711

If to the Agent:

Key Equipment Finance Inc.
1000 South MacCaslin Blvd.
Superior, CO  80027
Attention:  Don Davis
Telephone No.:  (720) 304-1061
Facsimile No.:   (720) 304-1470

If to the Back-Up Servicer:

Portfolio Financial Servicing Company, Inc.
2121 SW Broadway, 2nd Floor
Portland, OR  97201
Attention:  Brad A. McInnes
Telephone No.:  (503) 721-3221
Facsimile No.:   (503) 274-0439

If to any Lender:

To the address specified below such Lender’s name on the signature pages hereto.

SECTION 13.03     No Waiver; Remedies.  No failure on the part of the Agent, any Affected Party, any Indemnified Party, or any Lenders to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 13.04     Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and the provisions of Section 4.02 and Article XII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 11.01.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date.  The rights and remedies with respect to any breach of any representation and warranty made by the Borrower or the Servicer pursuant to Article VI and the indemnification and payment provisions of Article XII and Sections 4.02, and each of Sections 13.05, 13.06, 13.07, 13.08, 13.15 and 13.16 shall be continuing and shall survive any termination of this Agreement.

SECTION 13.05     Costs, Expenses and Taxes.  In addition to their respective obligations under Article XII, each of the Servicer and the Borrower, jointly and severally, agrees to pay on demand:

(a)           all reasonable documented out-of-pocket costs and expenses incurred by the Agent and the Lenders and their respective Affiliates in connection with the negotiation, preparation, execution and delivery, the administration (including periodic auditing) or the enforcement of, or any actual or claimed breach of, or any amendment, waiver or modification of, this Agreement, the Liquidity Agreement and the other Transaction Documents, including, without limitation (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents or the Liquidity Agreement, and (ii) subject to Section 7.03(g), all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of the Borrower’s or the Servicer’s books and records either prior to the execution and delivery hereof or pursuant to the provisions hereof.

(b)           all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Liquidity Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 13.06     No Proceedings; Limitation on Payments.

(a)           Each of the parties hereto hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as there shall not have elapsed one year plus one day since the last day on which the Obligations shall have been outstanding.

(b)           Notwithstanding any provisions contained in this Agreement to the contrary, the parties hereto acknowledge and agree that all amounts payable by the Borrower hereunder and under the other Transaction Documents from the proceeds of the Pool Assets shall be paid in accordance with the priorities set forth in Section 3.02(c).

(c)           This Section 13.06 shall survive termination of this Agreement.

SECTION 13.07     Confidentiality of Program Information.

(a)           Confidential Information.  Each of the Borrower and the Servicer acknowledges that the Agent regards the structure of the transactions contemplated by this Agreement to be proprietary, and each such party severally agrees that:

(i)            it will not disclose without the prior written consent of the Agent (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives” of such party), each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 13.07, (A) any information regarding the pricing in, or copies of, this Agreement or any transaction contemplated hereby, or (C) any information which is furnished by the Agent to such party and which is not otherwise available to the general public (the information referred to in clauses (A) and (B) is collectively referred to as the “Program Information”); provided, however, that such party may disclose any such Program Information (I) to any other party to the Transaction Documents for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, (IV) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information or (V) to file copies of the Transaction Documents with the Securities Exchange Commission to the extent required by law, rule or regulation; provided, that the Borrower and the Servicer agree to use their commercially reasonable efforts to maintain the confidentiality of the terms of the Fee Letter, the interest rates hereunder or any other terms or provisions identified by the Agent as containing confidential commercial or financial information.

(ii)           it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

(iii)          it will, upon demand, return (and cause each of its representatives to return) to the Agent, all documents or other written material received from the Agent, as the case may be, in connection with (a)(i)(B) or (C) above and all copies thereof made by such party which contain the Program Information.

(b)           Availability of Confidential Information.  This Section 13.07 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than the

Agent or were known to such party on a nonconfidential basis prior to its disclosure by the Agent.

(c)           Legal Compulsion to Disclose.  In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will:

(i)            provide the Agent with prompt written notice so that the Agent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13.07; and

(ii)           unless the Agent waives compliance by such party with the provisions of this Section 13.07, make a timely objection to the request or confirmation to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this Section 13.07.

In the event that such protective order or other remedy is not obtained, or the Agent waives compliance with the provisions of this Section 13.07, such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.

(d)           Survival.  This Section 13.07 shall survive termination of this Agreement.

SECTION 13.08     Confidentiality of Borrower Information.

(a)           Confidential Information.  Each party hereto acknowledges that the Borrower and the Servicer regard certain information provided to the Agent and the Lenders to be confidential, and each such party severally agrees that:

(i)            it will not disclose without the prior written consent of Borrower or the Servicer (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives” of such party), each of whom shall be informed by such party of the confidential nature of the Borrower Information (as defined below) and of the terms of this Section 13.08, (A) any non-public information regarding the Borrower, Aspen or the Servicer, or (B) any information which is furnished by the Borrower or Servicer to such party and which is not otherwise available to the general public (the information referred to in clauses (A) and (B) is collectively referred to as the “Borrower Information”); provided, however, that such party may disclose any such Borrower Information (I) to any other party to the Transaction Documents for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, and to the Rating Agencies or any other rating agency that rates the commercial paper notes of the CP Issuer, (IV) to any providers of program-wide credit enhancement for the CP Issuer and to investors in commercial paper notes of the CP Issuer, but only to the extent of confirming the involvement of Aspen in the commercial paper notes of the CP Issuer, upon an inquiry by such providers or investors, and any additional disclosures regarding either the Borrower or Aspen to such providers or investors will require the prior written consent  of the Borrower and Aspen, and (V) to any prospective or actual successor, assignee or participant (subject to a conventional confidentiality arrangement of a type then prevailing in the market for assignments of such type and enforceable by the Borrower);

(ii)           it will use the Borrower Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

(iii)          it will, upon demand, return (and cause each of its representatives to return) to the Borrower or the Servicer, all documents or other written material received from the Borrower or the Servicer, as the case may be, and all copies thereof made by such party which contain the Borrower Information.

(b)           Availability of Confidential Information.  This Section 13.08 shall be inoperative as to such portions of the Borrower Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than the Borrower or the Servicer or were known to such party on a nonconfidential basis prior to its disclosure by the Borrower or the Servicer.

(c)           Legal Compulsion to Disclose.  In the event that any party or anyone to whom such party or its representatives transmits the Borrower Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Borrower Information, such party will

(i)            provide the Borrower and the Servicer with prompt written notice so that the Borrower or the Servicer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13.08; and

(ii)           unless the Borrower or the Servicer waives compliance by such party with the provisions of this Section 13.08, make a timely objection to the request or confirmation to provide such Borrower Information on the basis that such Borrower Information is confidential and subject to the agreements contained in this Section 13.08.

In the event that such protective order or other remedy is not obtained, or the Borrower or the Servicer waives compliance with the provisions of this Section 13.08, such party will furnish only that portion of the Borrower Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Borrower Information.

(d)           Survival.  This Section 13.08 shall survive termination of this Agreement.

SECTION 13.09     Captions and Cross References.  The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.  Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 13.10     Integration.  This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 13.11     Governing Law.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE SECURITY INTERESTS OF THE AGENT IN THE POOL ASSETS IS GOVERNED BY THE LAWS OF THE JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 13.12     Waiver of Jury Trial.  EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY TRIAL.

SECTION 13.13     Consent To Jurisdiction.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

SECTION 13.14     Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 13.15     Nonrecourse Nature of Transactions.  Each of the parties hereto agrees to limit its recourse against the CP Issuer for all amounts payable by the CP Issuer under this Agreement as follows:

Notwithstanding anything to the contrary contained in this Agreement, the obligations of the CP Issuer under this Agreement are solely the company obligations of the CP Issuer and shall be payable by the CP Issuer and shall constitute a claim (as defined in Section 101 of Title 11 of the United States Bankruptcy Code) against the CP Issuer solely to the extent of funds received by the CP Issuer in respect of this Agreement.  In addition, the parties hereto agree that the CP Issuer shall have no obligation to pay any party hereto any amounts constituting fees, a reimbursement for expenses or indemnities, (collectively, “Expense Claims”) and such Expense Claims shall not constitute a claim against the CP Issuer (as defined in Section 101 of Title 11 of the United States Bankruptcy Code), unless or until the CP Issuer has received amounts sufficient to pay such Expense Claims pursuant to this Agreement and such amounts are not required to pay the principal or interest on the Commercial Paper and any other debt securities of the CP Issuer, rated at the request of the CP Issuer by an internationally recognized rating agency.  The provisions of this Section shall survive termination of this Agreement.

SECTION 13.16     No Bankruptcy Petition Against CP Issuer.  (a) Each of the parties hereto hereby covenants and agrees prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper and any other debt securities of the CP Issuer, rated at the request of the CP Issuer by an internationally recognized rating agency, it will not institute against, or join any other Person in instituting against the CP Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other similar proceeding under the laws of any jurisdiction.  The provisions of this Section shall survive termination of this Agreement.

SECTION 13.17     Right of Setoff.  Following the occurrence and during the continuance of any Event of Default at any time that any amount due and payable by the Borrower hereunder is past due, each Secured Party is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Secured Party (including by any branches or agencies of such Secured Party) to, or for the account of, the Borrower against amounts owing by the Borrower hereunder (even if contingent or unmatured).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASPEN TECHNOLOGY FUNDING 2006-II LLC,
as Borrower

By:	/s/ Leo S. Vannoni
Name:	Leo S. Vannoni
Title:	Treasurer

ASPEN TECHNOLOGY, INC., as Servicer

By:	/s/ Mark F. Fusco
Name:	Mark F. Fusco
Title:	President and Chief Executive Officer

PORTFOLIO FINANCIAL SERVICING COMPANY, INC.,
as Back-up Servicer

By:	s/ Jonathan Wease
Name:	Jonathan Wease
Title:	Assistant Treasurer

KEY EQUIPMENT FINANCE, as Agent

By:	/s/ Steven T. Dixon
Name:	Steven T. Dixon
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION as Lender

By:	/s/ Paul A. Larkins

By:	/s/ Paul A. Larkins
Name:	Paul A. Larkins
Title:	Executive Vice President

Commitment: $75,000,000

Address:	1000 South McCaslin Blvd. Superior, Colorado 80027

Attention	Don Davis

RELATIONSHIP FUNDING COMPANY, LLC
CP Issuer

By:	/s/ Thomas J. Irvin
Name:	Thomas J. Irvin
Title:	Manager

Commitment: $75,000,000

Address:	c/o The Liberty Hampshire Company 227 West Monroe Suite 4900 Chicago, Illinois 60606

EXHIBIT I

DEFINITIONS

Defined Terms.  As used in the Agreement, unless the context requires a different meaning, the following terms have the meanings indicated below (such definitions to be applicable to both the singular and plural forms of such terms):

“Administrative Pool of Receivables” means a set of Pool Receivables in an amount of at least $25,000,000 that has been readily identified by the Servicer, has been sold by Aspen to Aspen Technology Funding 2006-I LLC and by Aspen Technology Funding 2006-I LLC to the Borrower and has been pledged to the Agent on behalf of the Lender; provided that, it is acknowledged that the Pool Receivables sold by Aspen to the Transferor and by the Transferor to the Borrower on the Initial Funding Date is an Administrative Pool of Receivables.  In addition to such pool established in connection with the Initial Funding Date, an Administrative Pool of Receivables will be established for each calendar year in which at least $25,000,000 of receivables has been contributed to the pool.  In the event $25,000,000 of receivables is not contributed during a calendar year, the Administrative Pool of Receivables will be established as of such date the $25,000,000 receivable requirement has been met.

“Accounting Authority” means any accounting board or authority (whether or not part of a government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic

“Additional Pool Receivables” means additional Receivables in addition to, and in excess of, the aggregate Outstanding Balance of all Eligible Receivables.

“Advance Rate Percentage” means the lesser of (i) eighty percent (80%), or (ii) a fraction (expressed as a percentage) equal to 1 minus the greater of (a) the aggregate Outstanding Balance of all the Pool Receivables (as of the relevant determination date) of Borrower’s four (4) largest Obligors or (b) the product of the Annualized Default Rate, multiplied by the current weighted average remaining life of the Pool Receivables, expressed in years, multiplied by 3.0, provided that, upon the occurrence and continuance of a Foreign Credit Excess on a Funding Date on which the Borrower has made a Funding Request, if the Borrower has not maintained Additional Pool Receivables in the amount of the excess of the Outstanding Balance of Pool Receivables with Obligors located in countries rated below Investment Grade over 10% of the aggregate Outstanding Balance of the Pool Receivables, then the Advance Rate Percentage will be reduced as of such Funding Date by a directly proportional percentage necessary to remedy such Foreign Credit Excess on such Funding Date (for the avoidance of doubt, the adjustment set forth in this proviso will only apply to Loans extended on an applicable Funding Date and shall not apply to any Loans outstanding prior to such Funding Date).

“Advisor” means Lease Advisory Services, Inc.

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Affected Party” means each Lender, the Agent, any assignee or participant of any Lender, the Agent or any of their respective Affiliates.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person.  For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have meanings correlative to the foregoing.

“Agency Fee” has the meaning set forth in the Fee Letter.

“Agent” has the meaning set forth in the Preamble to the Agreement.

“Agent’s Office” means the office of the Agent at 1000 South MacCaslin Blvd., Superior, CO, 80027 Attention: Don Davis, or such other address as shall be designated by the Agent in writing to the Borrower, the Servicer and the Lender.

“Agreement” has the meaning set forth in the preamble.

“Alternate Rate” means, for any Interest Period or other period, an annual rate of interest equal to 1.50% plus either (a) the Federal Funds Rate or (b) LIBOR, as selected by the Agent, in its sole discretion.

“Annualized Default Rate” means the three (3) month rolling average as of the last day of any Collection Period of the ratio (expressed as a percentage), the numerator of which is the product of (i) 12 and (ii) the Outstanding Balance as of the related Reporting Date of all Receivables that became Defaulted Receivables during such period, and the denominator of which is the Outstanding Balance of the Receivables as of such Reporting Date.

“Applicable Laws” means all applicable laws, rules, regulations and orders of any Governmental Authority, including, without limitation, Credit Protection Laws.

“Aspen” shall have the meaning assigned in the Preamble to this Agreement.

“Aspen Software” means any software, computer programs, computer code and related materials which are (i) either

(a)           owned exclusively by Aspen;

(b)           owned by one of Aspen’s wholly-owned subsidiaries and licensed to Aspen on terms which permit the sublicensing of the same by Aspen; or

(c)           owned by a Person not affiliated with Aspen and licensed to Aspen on terms which permit the sublicensing of the same by Aspen, and such materials are included by Aspen in a software package otherwise comprised primarily of Aspen Software of the type described in clauses (a) or (b) above which package has been assembled by Aspen for license to its customers, and (ii) sold or licensed by Aspen in the ordinary course of its business to Obligors, together with any accompanying documentation, manuals, upgrades, releases, databases, enhancements, instructions and hardware security devices.

“Authorized Person” means an officer or employee of Borrower listed on Schedule C attached hereto (as updated by Borrower, from time to time, with not less than five days’ prior written notice).

“Availability” means, as of any determination date, an amount equal to the positive excess (if any) of (i) the lesser of (a) the Commitment Amount, and (b) the Borrowing Base, minus (ii) the balance of the outstanding Loans.

“Backup Servicer” means Portfolio Financial Servicing Company, Inc., a Delaware corporation, or any successor corporation or any replacement Backup Servicer.

“Backup Servicing Fee” means an amount, payable in arrears, equal to 1/12 of .25% of the Receivables Pool as of each Payment Date.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means for any period, an amount equal to the average 30 day CP Index for the immediately prior calendar month.

“Borrower” has the meaning set forth in the preamble to the Agreement.

“Borrower Information” has the meaning set forth in Section 13.08.

“Borrowing Base” means, as of any date of determination, the product of:

(a)           the Net Eligible Balance of the Pool Receivables as of the relevant date including the Net Eligible Balance of any Pool Receivables being purchased with funds derived from the relevant Loan;

multiplied by:

(b)           the Advance Rate Percentage (for the avoidance of doubt, adjustments to the Borrowing Base resulting from the adjustment to Advance Rate Percentage by application of the proviso to Advance Rate Percentage will only apply to Loans extended on an applicable Funding Date and shall not apply to any Loans outstanding prior to such Funding Date).

“Borrowing Request” means a completed request, authenticated by the Borrower, for a Loan under this Agreement in substantially the form of Exhibit IV to this Agreement.

“Breakage Costs” means, on any date of determination, an amount payable by the Borrower, equal to the CP Index for the then and any future applicable Interest Periods on Commercial Paper as a consequence of an Excess Principal Payment, reduced by the income actually received by CP Issuer (or an estimate of such income, if such income is estimable) from investing such Excess Principal Payment until the repayment of such Commercial Paper.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are not authorized or required by law or executive order to close in New York City.

“Change of Control” means any of the following (i) the acquisition after the date hereof by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of an amount greater than or equal to 25% of the outstanding shares of voting stock of Aspen, (ii) the failure at any time of the Borrower to be a wholly-owned Subsidiary of the Transferor or (iii) the failure at any time of the Transferor to be a wholly-owned Subsidiary of Aspen.

“Charged-Off Receivable” means a Receivable:  (i) as to which the Obligor thereof has taken or suffered any Insolvency Event; (ii) which, consistent with the Credit and Collection Policy, would be written off Borrower’s books as uncollectible, (iii) which has been identified by Borrower as uncollectible or (iv) as to which any payment, or part thereof, remains unpaid for 364 days or more from the original due date for such payment.

“Closing Date” means the date hereof.

“Collateral Account” means (i) that certain depositary account number 359681234811 maintained by KeyBank together with the related postal lockbox at PO Box 74323, Cleveland, Ohio 44194-4323 or (ii) any other depositary account and related postal lockbox designated by the Agent as the “Collateral Account”.

“Collection Amount” means, for each Collection Period, the aggregate amount of Collections for such Collection Period.

“Collections” means, with respect to any Pool Receivable, all funds which are received by the Borrower, the Transferor, Aspen or the Servicer from or on behalf of the related Obligor(s) in payment of any amounts owed (including, without limitation, purchase or sale prices, principal, finance charges, interest and all other charges) in respect of such Receivable or its related security, or applied to such amounts owed by such Obligor(s).

“Collection Period” means, with respect to any Payment Date, the calendar month immediately preceding the month in which such Payment Date occurs, except that, in the case of the first Payment Date, the related Collection Period will be the period from the Initial Funding Date through and including the last day of the month in which the Initial Funding Date occurs.

“Commercial Paper” means short term promissory notes issued by the CP Issuer in the ordinary course of its business having a maturity date up to 364 days from the date of issuance.

“Commitment” means, with respect to each Lender, the amount which such Lender is obligated, subject to the terms and conditions of this Agreement, to advance under the Agreement on account of its Loan, as set forth below its signature to the Agreement.

“Commitment Amount” means $75,000,000.

“Conduit Funding Source” means any insurance company, bank or other financial institution providing liquidity, back-up purchase or credit support for the CP Issuer.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Cost of Funds Rate” means, with respect to any Loan (or expense or other amount payable to a Secured Party with respect to such Loan) and Interest Period or other period, if such Loan is funded with (i) Commercial Paper, the CP Index, and (ii) otherwise, the Alternate Rate.

“CP Index” means, for any day during an Interest Period, the weighted average rates determined by the CP Issuer based upon a per annum money market equivalent rate which may be paid or is payable (i) in connection with interest rate hedges or otherwise, including any breakage costs incurred in connection with such interest rate hedges and/or (ii) as interest or otherwise, by large issuers of A-1/P-1 commercial paper selected by the CP Issuer in respect of Commercial Paper issued or outstanding from time to time during such Interest Period (or portion thereof), such rate to be determined based on quotes from at least three nationally recognized dealers of such commercial paper selected by the CP Issuer and assumed issuance amounts and dates selected by the CP Issuer, which rate shall reflect and give effect to the commissions and charges of placement agents and dealers in respect of the issuance of such Commercial Paper; provided that if any component of such rate is a discount rate, the CP Issuer shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.  For the avoidance of doubt, the CP Index shall include rates that are a result of payments received after the time they are due.  To the extent the CP Index Rate is estimated for purposes of Section 2.03 of this Agreement and such estimate varies from the actual rate for the relevant Interest Period, the CP Issuer shall make an appropriate adjustment in the next succeeding notice of the CP Index under Section 2.03.

“CP Issuer Interest Note” means a single promissory grid note, executed and delivered by the Borrower, substantially in the form set forth on Exhibit V hereto, with appropriate insertions, payable to the order of the Agent, as agent for the CP Issuer.

“Credit and Collection Policy” means, collectively, (i) the Credit Authorization Policy, (ii) the WW Collections Procedure and (iii) the Credit Line Schedule, a copy of each of which is attached hereto as Exhibit II.

“Credit Protection Laws” means all federal, state and local laws in respect of the business of extending credit to borrowers, including without limitation, the Truth in Lending Act (and Regulation Z promulgated thereunder), Equal Credit Opportunity Act, Fair Credit Reporting Act, Fair Debt Collection Practices Act, Gramm-Leach-Bliley Financial Privacy Act, Real Estate Settlement Procedures Act, Home Mortgage Disclosure Act, Fair Housing Act, anti-discrimination and fair lending laws, laws relating to servicing procedures or maximum charges and rates of interest, and other similar laws, each to the extent applicable, and all applicable regulations in respect of any of the foregoing.

“Debt” shall mean, with respect to any Person, (i) all indebtedness of such Person for money borrowed (including all securitizations (whether on or off-balance sheet) involving such Person or its consolidated subsidiaries), (ii) all matured reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, (iii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iv) all obligations of such Person to pay the deferred purchase price of property or services (including earnouts and other similar contingent obligations, calculated in accordance with GAAP), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all capital lease obligations of such Person, (vii) all obligations under any interest rate contract or other interest rate protection or hedging arrangement, (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other equity securities that, by their stated terms (or by the terms of any equity securities issuable upon conversion thereof or in exchange therefor), or upon the occurrence of any event, mature or are mandatorily redeemable, or are redeemable at the option of the holder thereof, in whole or in part, (ix) all indebtedness referred to in clauses (i) through (viii) above secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person, (x) any contingent obligation of such Person, and (xi) all liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Deemed Collections” means any amount as to which the Borrower is deemed to have received a Collection as described in Section 3.03 hereof.

“Defaulted Receivable” means any Receivable as to which any payment or portion thereof shall have remained unpaid for more than 180 days.

“Default Rate” means, with respect to a Loan, the applicable interest rate under Section 2.02(a) then in effect for such Loan plus 2.00% per annum.

“Delinquency Ratio” means, the ratio (expressed as a percentage) with respect to any calendar month, equal to (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables as of the last day of such calendar month divided by (ii) the Outstanding Balance of all Pool Receivables as of the last day of such calendar month.

“Delinquent Receivable” means any Receivable as which any payment or portion thereof shall have remained unpaid for 90 days or more from the original due date for such payment.

“Discount Rate” means, as set as of each Reporting Date, an amount equal to the Base Rate plus the Spread (taking into account the Backup Servicing Fee).

“Draw Rate” means the daily average LIBOR Rate

“Eligible Receivable” means, at any time, a Pool Receivable:

(i)            the Obligor of which (a) is a corporation or other business organization; (b) is not an Affiliate of Aspen; and (c) is not a government or a governmental subdivision or agency;

(ii)           which is not a Charged-Off Receivable, and the Obligor of which is not the Obligor of any Charged-Off Receivable;

(iii)          which is not a Delinquent Receivable, unless expressly identified as being a Delinquent Receivable on the Receivables Schedule and specifically approved by the Agent for inclusion as an Eligible Receivable;

(iv)          which by its terms is due and payable in full no later than 66 months following the Closing Date, and such Receivable has not been extended, rewritten or otherwise modified from the original terms thereof except in accordance with the Credit and Collection Policy and as expressly described on the Receivables Schedule, provided that, if the term of such Receivable is longer than 60 months, the payments resulting from any term beyond 60 months will not be factored into the computation of the Borrowing Base;

(v)           which is an “account” or “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions;

(vi)          which is denominated and payable only in United States dollars in the United States; provided that a Receivable that otherwise satisfies the criteria for “Eligible Receivable” but for this clause (vi) may constitute an Eligible Receivable notwithstanding this clause (vi) if the Outstanding Balance thereof on the Initial Funding Date  or the relevant Funding Date, as applicable, when added to the aggregate Outstanding Balance of all other Receivables that constitute Eligible Receivables as of such date by reason of this proviso would not exceed an amount equal to 45% of the Outstanding Balance of the Pool Receivables on the Initial Funding Date or the relevant Funding Date, as applicable;

(vii)         for which the Servicer has received at least one payment from the relevant Obligor and such Receivable is not delinquent;

(viii)        at the time at which such Receivable is initially proposed to be included in the Pool Receivables (whether on the Initial Funding Date with respect to the initial Pool Receivables or on any Funding Date with respect to subsequent Pool Receivables, as applicable), such Receivable has not been rejected for inclusion in the Pool Receivables by the Agent in its sole and absolute discretion;

(ix)           which, if the Obligor of such Receivable is rated below Baa3, the only amount of the Obligor payments thereunder that will be factored as part of the computation of the Borrowing Base is an amount up to 5% of the Outstanding Balance of Pool Receivables as of such date;

(x)            which, if the Obligor of such Receivable is rated Baa-Baa3 or above, the only amount of the Obligor payments thereunder that will be factored into the computation of the Borrowing Base is an amount up to 10% of the Outstanding Balance of Pool Receivables as of such date;

(xi)           which, if the Obligor of such Receivable is rated A3 or above, the only amount of the Obligor payments thereunder that will be factored into the computation of the Borrowing Base is an amount up to 15% of the Outstanding Balance of Pool Receivables as of such date;

(xii)          which, if the Obligor on such Receivable is located in a country with a long-term debt rating below Aaa (Moody’s) or AAA (S&P), such Receivable shall be excluded from the computation of the Borrowing Base to the extent that the total Eligible Receivables of all other Obligors located in that country exceeds the maximum percentage of the Outstanding Balance of the Pool Receivables set forth opposite such country’s rating below:

Nation Rating (Moody’s / S&P)	Maximum Percentage
“Aa” / “AA”	10%
“A” / “A”	5%
“Baa” / “BBB”	5%
“Ba” / “BB”	2.5%
“B” / “B”	1.0%
Not Rated	2%

The Agent may in its sole discretion agree to a request by Borrower to adjust the maximum percentage (referenced above) permitted for a given country, provided that, such approval must be evidenced in writing, and provided further that, the maximum percentage (referenced above) of permitted Receivables for India will be limited to 2.5%.

(xiii)         which arises under a Contract in substantially the form set forth on Exhibit III hereto, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to make the payments required thereunder and is otherwise enforceable against such Obligor in all material respects in accordance with its terms;

(xiv)        which arises under a Contract which (a) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of Aspen or any of its assignees under such Contract, (b) does not contain a confidentiality provision that purports to restrict the ability of the Agent or the Lender to exercise its rights under this Agreement, including, without limitation, its right to review the Contract and (c) is otherwise freely assignable;

(xv)         which arises under a Contract that contains an obligation to pay a specified sum of money on such dates and in such amounts as are set forth on the Receivables Schedule;

(xvi)        which, together with the Contract related thereto, does not contravene any Applicable Law applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such Applicable Law;

(xvii)       which satisfies, in all material respects, all applicable requirements of the Credit and Collection Policy;

(xviii)      which was generated in the ordinary course of Aspen’s business;

(xix)         which arises solely from the licensing or sale of Aspen Software to the related Obligor by Aspen, and not by any other Person (in whole or in part), and Aspen had full right and power to license or sell such Aspen Software without (i) any obligation to provide notice to or obtain the consent of any Person and (ii) any Adverse Claim arising in, to or against such Receivable in favor of any interest holder in the Aspen Software or in favor of any other Person;

(xx)          which is not subject to litigation, any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against Aspen or any other Adverse Claim, and the Obligor thereon holds no right as against Aspen to cause Aspen to repurchase the Aspen Software, goods or merchandise the license or sale of which shall have given rise to such Receivable;

(xxi)         as to which Aspen has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, other than software maintenance obligations, and no other further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor;

(xxii)        Borrower, immediately prior to giving effect to the pledge thereof pursuant to the Security Agreement, has good and marketable title thereto free and clear of any Adverse Claim, and upon giving effect to the pledge thereof pursuant to the Security Agreement, the Agent shall have a first priority perfected security interest therein;

(xxiii)       which is a fixed payment obligation; and

(xxiv)       which relates to licensing fees exclusively and not in any way related to performance of any services.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means:  (a) any entity that is a member of the same controlled group (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower or Aspen, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower or Aspen, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower or Aspen, any entity described in clause (a) or any trade or business described in clause (b).

“Event of Default” has the meaning set forth in Section 9.01.

“Excess Principal Payment” has the meaning set forth in Section 4.03(a).

“Facility Structuring Fee” means an amount payable to the Agent as set forth in the Fee Letter.

“Federal Funds Rate” means for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the overnight federal funds as in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Agent (or, if such day is not a Business Day, for the next preceding Business Day), or if, for any reason, such rate is not available on any day, the rate determined, in the good faith opinion of the Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. (New York City time), absent demonstrable error.

“Fee Letter” has the meaning set forth in Section 4.01.

“Final Payout Date” means the date on which the outstanding principal balance of the Loans has been reduced to zero and all other Obligations payable by the Borrower under the Transaction Documents shall have been paid in full.

“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“Foreign Credit Excess” means, as of any Funding Date on which Borrower has submitted a Borrowing Request, the amount by which the aggregate Outstanding Balance of Eligible Receivables with Obligors located in countries rated below Investment Grade exceeds 10% of the aggregate Outstanding Balance of the Pool Receivables as of such date (for the avoidance of doubt, any adjustments resulting from a Foreign Credit Excess will only apply to Loans extended on an applicable Funding Date and shall not apply to any Loans outstanding prior to such Funding Date).

“Funding Date” means, for each Loan, any Payment Date on which Borrower may borrow subject to Section 1.02.

“Funding Document” means the Loan Agreement or any agreement or instrument executed by the CP Issuer and executed by or in favor of any Liquidity Bank or Other Conduit

Funding Source or executed by any Liquidity Bank or Other Conduit Funding Source at the request of the CP Issuer (including any program letters of credit or liquidity agreements).

“Funding Party” means each of the Agent, the CP Issuer, the Liquidity Banks, and each Other Conduit Funding Source

“FX Rights” means those rights granted by Aspen to the Transferor under Section 1.6 of the Purchase and Sale Agreement.

“GAAP” means the generally accepted accounting principles and practices in the United States consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and any.

“Governmental Licenses” means all permits, licenses, franchises, approvals, orders, consents and other authorizations.

“Indemnified Amounts” has the meaning set forth in Section 12.01.

“Indemnified Party” has the meaning set forth in Section 12.01.

“Initial Cut-Off Date” means September 1, 2006.

“Initial Funding Date” means September 29, 2006.

“Insolvency Event” means the occurrence of any of the following:  (i) a case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect shall be commenced by or against such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or any substantial part of its assets, or any similar action with respect to such Person; or (ii) such Person shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due; or (iii) if a corporation, limited liability company or similar entity, its board of directors, managing committee or controlling partners shall vote to implement any of the foregoing.

“Interest Period” means, the period from and including each Payment Date to but excluding the next ensuing Payment Date; provided, however, that the initial Interest Period shall be the period from the Initial Funding Date to the first Payment Date.  Notwithstanding the foregoing, any Interest Period that commences before the Final Payout Date that would otherwise end after the Final Payout Date shall end on the Final Payout Date.

“Investment Grade” means an obligation with a long term debt rating of at least “BBB” by S&P and at least “Baa2” by Moody’s.

“KeyBank” means KeyBank National Association.

“Lenders” mean the CP Issuer and each Liquidity Bank.

“Lender Expenses” means all reasonable (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Transaction Documents that are paid, advanced, or incurred by the Lenders, (b) fees or charges paid or incurred by Agent in connection with any Lender’s transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches), filing, recording, publication, and appraisals (including, after a Termination Event, Collateral appraisals), (c) costs and expenses incurred by Agent in the disbursement of funds to Borrower, Servicer, Backup Servicer, any hedging counterparty and the other members of any Lender (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of any checks, (e) reasonable costs and expenses paid or incurred by any Lender to correct any default or enforce any provision of the Transaction Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by any Lender in enforcing or defending the Transaction Documents or in connection with the transactions contemplated by the Transaction Documents or such Lender’s relationship with Borrower, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Transaction Documents subject to any agreed upon limitation between Agent and Borrower, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Event concerning Borrower or any of its Affiliates or in exercising rights or remedies under the Transaction Documents), or defending the Transaction Documents, irrespective of whether suit is brought, or in taking any action concerning the Collateral.

“LIBOR Rate” means, with respect to any Interest Period or other time period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period or other period, which appears on Page 3750 of the Telerate Service (or any successor page or successor service that displays the British Bankers’ Association Interest Settlement Rates for Dollar deposits) as of 11:00 a.m. (London, England time) two Business Days before the commencement of such Interest Period or other period.  If for any Interest Period, no such displayed rate is available (or, for any other period, if such displayed rate is not available or the need to calculate LIBOR is not notified to the Agent at least three Business Days before the commencement of the period for which it is to be determined), the Agent shall determine such rate based on the rates KeyBank is offered deposits of such duration in the London interbank market.

“Liquidity Agreement” means the Liquidity Agreement, dated as of September 27, 2006, among the CP Issuer, the Liquidity Banks from time to time parties thereto, and the Agent.

“Liquidity Bank” or “Liquidity Provider” means each of the financial institution(s) listed on the signature pages to the Liquidity Agreement under the heading “Liquidity Institutions” (which consist, initially, of the Initial Liquidity Bank) and such other financial institutions which from time to time may become a party thereto in accordance with Section 4.5 of the Liquidity Agreement.

“Liquidity Bank Note” means, with respect to each Liquidity Bank, a single promissory grid note, executed and delivered by the Borrower, substantially in the form set forth on Exhibit VI hereto, with appropriate insertions, payable to the order of the Agent, as agent for such Liquidity Bank.

“Liquidity Limit” means, with respect to any Liquidity Bank, the maximum principal amount of Loans that may at any time be outstanding under the Liquidity Bank Note of such Liquidity Bank, as set forth under such Liquidity Bank’s signature to this Agreement or the agreement by which such Liquidity Bank became a party to this Agreement, as modified from time to time in accordance with Section 11.04 (Assignments by Liquidity Banks) of this Agreement.

“Liquidity Percentage” means, with respect to any Liquidity Bank at any time, the quotient of the Liquidity Limit of such Liquidity Bank divided by the Facility Limit.

“Liquidity Reserve Account” is the account by that name established and maintained pursuant to Section 3.07.

“Loan” has the meaning set forth in Section 1.01.

“Margin Stock” has the meaning set forth in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(i)            the business, assets, operations or condition (financial or otherwise) of the Borrower, the Transferor, or Aspen;

(ii)           the ability of Aspen, the Transferor or the Borrower to perform its respective obligations under the Transaction Documents;

(iii)          the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Receivables or the related Contracts;

(iv)          the existence, perfection, priority or enforceability of Agent’s security interest in a material portion of the Pool Assets; or

(v)           the collectibility of the Pool Receivables;

provided that, notwithstanding the foregoing, the matters disclosed in the Form 10-K with respect to the Servicer to be filed on or about September 28, 2006 shall not constitute a Material Adverse Effect.

“Net Eligible Balance” means an amount equal to the Outstanding Balance of the Eligible Receivables, discounted at the Discount Rate, minus the Outstanding Balance of Defaulted Receivables, discounted at the Discount Rate.

“Non-USD Collections” has the meaning set forth in Section 8.02(i).

“Notes” means, collectively, the CP Issuer Note and the Liquidity Bank Note.

“Obligations” means all obligations (monetary or otherwise) of each of the Borrower and the Servicer (as the case may be) to the Secured Parties and their respective successors, transferees and assigns arising under or in connection with the Transaction Documents, in each case however created, arising or evidenced, whether direct to indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Other Conduit Funding Source” means any insurance company, bank, or other financial institution providing liquidity, back-up purchase, or credit support (such as a program letter of credit) for the CP Issuer, excluding the Liquidity Banks.

“Outstanding Balance” means, in respect of any Receivable at any date of determination, the then outstanding principal amount thereof.

“Payment Date” means the thirteenth (13th) day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day).

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Aspen or the Borrower or any corporation, trade or business that is, along with Aspen or the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended, or Section 4001 of ERISA may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Investments” means:

(i)            marketable obligations issued or directly and fully guaranteed or insured as to full and timely payment by the United States government or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government, but excluding any securities which are derivatives of such obligations or any such obligations that are subject to a call or prepayment prior to their maturity;

(ii)           time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (x) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (iii) below (or equivalent long-term rating) or (y) is set forth in a list (which may be updated from time to time) (A) approved by the Agent;

(iii)          commercial paper which is rated at least as high as by A-1 by Standard & Poor’s;

(iv)          secured repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above; and

(v)           freely redeemable shares in money market funds which invest solely in obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (i) through (iv) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper, which money market funds are rated “AAAm” or “AAAm-g” by Standard & Poor’s;

and, in any such case, the applicable investment shall mature by not later than one Business Day prior to the next succeeding Payment Date.

“Person” means an individual, partnership, corporation (including a business or statutory trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Pool Assets” means (i) all then outstanding Pool Receivables, (ii) all right, title and interest of the Borrower in, to and under all Related Security with respect to such Pool Receivables, (iii) all of the Borrower’s right, title and interest in, to and under the Collateral Account, and (iv) all Collections with respect to, and other proceeds of, the foregoing.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Pro Rata Share” means, at any time with respect to (i) an allocation of payments among the CP Issuer and each Liquidity Bank, (a) the unpaid principal balance of all Loans then funded by the CP Issuer or such Liquidity Bank which have not been repaid, divided by (b) the aggregate outstanding principal amount of the Loans, and (ii) any Loans to be made by the Liquidity Banks or payments to be allocated exclusively among the Liquidity Banks, the meaning set forth in the Liquidity Agreement

“Program Information” has the meaning set forth in Section 13.07.

“Purchase and Resale Agreement” means that certain Purchase and Resale Agreement, dated as of the date hereof, between the Transferor, as seller thereunder, and the Borrower, as purchaser thereunder, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, between Aspen, as seller thereunder, and the Transferor, as purchaser thereunder, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Rating Agency” means Moody’s, Standard & Poor’s and Fitch.

“Ratings” means the ratings by the Rating Agencies of the indebtedness for borrowed money of the CP Issuer or the Affiliate thereof from which the CP Issuer obtains funds

“Receivable” means all indebtedness and other obligations owed to Aspen and identified on Schedule B hereto, whether, in any case constituting an account, chattel paper, instrument or general intangible, and including, without limitation, the obligation to pay any Finance Charges with respect thereto.

“Receivables Pool” means at any time all then outstanding Receivables of the Borrower.

“Receivables Schedule” has the meaning assigned to such term in the Purchase and Sale Agreement.

“Related Security” means, with respect to any Pool Receivable:

(i)            all of Borrower’s right, title and interest in, to and under all Contracts that relate to such Pool Receivable to the extent such right, title and interest relates to the payment obligation of the Obligor in respect of such Pool Receivable;

(ii)           all of Borrower’s claims against the applicable Obligor for or in connection with the termination of the related Contracts;

(iii)          all security deposits and other security interests or liens and property purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise;

(iv)          all UCC financing statements covering the collateral securing payment of such Pool Receivable;

(v)           all guarantees, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise;

(vi)          all books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor;

(vii)         all of Borrower’s right, title and interest in, to and under the Purchase and Sale Agreement and the Purchase and Resale Agreement, including, without limitation, the FX Rights thereunder; and

(viii)        all proceeds of the Receivables and of any of the foregoing.

“Replaced Receivable” shall have the meaning assigned to such term in Section 3.04(b) hereof.

“Reporting Date” means, in respect of any calendar month, the seventh Business Day following the last day of such calendar month.

“Required Liquidity Banks” means the Liquidity Banks that, as of the date of determination, hold not less than a majority of the outstanding principal balances of all Liquidity Banks.

“Required Liquidity Reserve Amount” means, as of any Payment Date, an amount equal to an estimate of the interest expenses for the next two succeeding Collection Periods, which shall be calculated by the Agent based on the interest rate used in the Servicer Report for the most recent Reporting Date and principal will be equal to the ending balance set forth in the Servicer Report for the most recent Reporting Date.

“Requirements of Law” means, to any Person, any law, statute rule, treaty, regulation or determination of an arbitrator, court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its properties may be bound or affected.

“Reserve Percentage” means, on any day, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Agent, but so long as Agent is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Person” has the meaning set forth in Section 8.02(K)

“Revolving Period” means the three (3) year period beginning on the Closing Date and ending on the third anniversary of the Closing Date which date may be extended for an additional 364 day period upon the agreement of the Borrower and the Lender; provided, that, the Revolving Period shall end immediately upon the occurrence of a Termination Event.

“S&R Date” shall have the meaning assigned to such term in Section 3.04(b) hereof.

“S&R Notice” shall have the meaning assigned to such term in Section 3.04(b) hereof.

“Secured Parties” means the Lender, the CP Issuer, the Agent, the and the Liquidity Banks.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, between the Borrower and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Report” means, in respect of any calendar month, a report prepared by the Servicer and setting forth, in such detail as may be reasonably requested by the Agent, a summary of all payments received by Aspen or the Servicer and other activity in respect of the Pool Receivables during the calendar month then most recently ended.

“Servicer Termination Event” means any of the following:

(i)            The occurrence of any Material Adverse Effect; or

(ii)           Any Termination Event.

“Servicer’s Fee” means an amount, payable monthly in arrears, equal to 1/12 of .75% of the Receivables Pool as of each Payment Date.

“Spread” means 3.5%.

 Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsequent Cut-Off Date” means, with respect to each Funding Date on which Receivables are transferred to the Borrower pursuant to the Purchase and Resale Agreement, the date specified in the receivable Schedule with respect to such Receivables.

“Subsidiary” means, as to any Person, any other entity of which shares of stock of each class or other equity interests having ordinary voting power (other than stock or other equity interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Successor Servicer Notice” has the meaning set forth in Section 8.01(b).

“Supersede-and-Replace” shall have the meaning assigned to such term in Section 3.04(a) hereof.

“Superseding Receivable” shall have the meaning assigned to such term in Section 3.04(a) hereof.

“Taxes” means, with respect to any Person, any taxes, levies, imposts, deductions, charges, withholdings and liabilities, now or hereafter imposed, levied, collected, withheld or assessed by any country (or any political subdivision thereof), excluding income or franchise taxes imposed on it by (i) the jurisdiction under the laws of which such Person is organized (or by any political subdivision thereof), (ii) any jurisdiction in which an office of such Person may be located or (iii) any jurisdiction in which such Person is already subject to tax.

“Termination Event” means the occurrence of any of the following events or conditions:  (i) an Event of Default; (ii) at any time the Delinquency Ratio exceeds eight percent (8%) at the end of any Collection Period; (iii) at any time, the Annualized Default Amount exceeds four percent (4%) at the end of any Collection Period and/or (iv) Agent ceases to have a valid and enforceable perfected first priority security interest in the Pool Receivables for any reason.

“Transaction Documents” means the Agreement, all control agreements related to the Collateral Account, the Purchase and Sale Agreement, the Purchase and Resale Agreement, the Fee Letter, the Security Agreement, and all other instruments, documents and agreements executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time.  For avoidance of doubt, the Liquidity Agreement is not a Transaction Document.

“Transferor” means “Aspen Technology Funding 2006-I LLC”, a limited liability company organized under the laws of Delaware.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Event of Default” means any event which, with the giving of notice or lapse of time, or both, would become or constitute an Event of Default.

B.            Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the UCC in the applicable jurisdiction, and not specifically defined herein, are used herein as defined in such Article 9.  Unless the context otherwise requires, “or” means “and/or”, and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

C.            Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

D.            References.  Each reference in this Exhibit I to any Section or Exhibit refers to such Section of or Exhibit to this Agreement.

EXHIBIT II

Credit and Collection Policy

II-1

EXHIBIT III

Form of Contract

III-1

EXHIBIT IV

FORM OF BORROWING REQUEST

                               ,

KEY EQUIPMENT FINANCE INC., as Agent

Lease Advisory Services

19100 Von Karman Avenue, Suite 250

Irvine, CA 92612

Attention: Steven T. Dixon, Managing Director

Re:                               Aspen Technology Funding 2006-II LLC Loan Agreement

Ladies and Gentlemen:

The undersigned is an Officer of Aspen Technology Funding 2006-II LLC (the “Borrower”), and is authorized to execute and deliver this Borrowing Request on behalf of the Borrower pursuant to the Loan Agreement, dated as of September 27, 2006 (the “Loan Agreement”), among, the Borrower, Aspen Technology, Inc. (the “Servicer”), Portfolio Financial Servicing Company, Inc., as the Back-up Servicer, Key Equipment Finance Inc., as agent (in such capacity, the “Agent”), Relationship Funding Company, LLC, as CP Issuer (the “CP Issuer”) and [KeyBank National Association and such other liquidity banks as may from time to time be parties thereto] (the “Liquidity Banks”).  Capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Loan Agreement.  The Borrower hereby requests that a Loan be made under the Loan Agreement on                   ,      in the amount of $                 . In connection with the foregoing, the undersigned hereby certifies, on behalf of the Borrower and solely in the capacity as an officer of the Borrower, as follows:

(i)            The Loan Agreement and the other Transaction Documents are still effective and legally binding on Borrower and the other Persons that are parties to the Loan Agreement or any of the other Transaction Documents.

(ii)           the representations and warranties contained in the Loan Agreement and the other Transaction Documents are true and correct in all material respects on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date).

(iii)          No Termination Event has occurred and is occurring. No Termination Event will exist as a result of making the requested Loan.

(iv)          No injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit has been issued by any Governmental Authority against the Borrower or any of its Affiliates.

(v)           Attached hereto as Schedule I is a copy of the Receivables Schedule (and the Supplemental Receivables Schedule delivered pursuant to the Purchase and Sale Agreement) identifying each Pool Receivable (which is being funded by a Loan on this Funding Date), as well as the payment terms, frequency of payments, maturity date of the relevant Contract, the Obligor thereon and the Outstanding Balance thereof as of the applicable Subsequent Cut-Off Date.

(vi)          The applicable Servicer Report has been delivered to the Agent.

(vii)         No Material Adverse Effect has occurred.

(viii)        The Borrower has delivered to the Agent this Borrowing Request together with copies of all required documentation.

(ix)           The Borrower has not commenced any Insolvency Event.

(x)            The amount of the aggregate principal amount of Loans outstanding is less than the amount of the Borrowing Base as of the date hereof (after application of the Collection Amount related to such Payment Date pursuant to Section 3.02 of the Loan Agreement).

(xi)           To the best of Borrower’s knowledge, no Requirements of Law to any Secured Party are being violated as a result of this Borrowing Request.

(xii)          As of the date hereof, each Receivable included in the calculation of the Borrowing Base is an Eligible Receivable (except for item (viii) of the definition thereof).

(xiii)         As of the date hereof, the Agent has received payment of all unpaid fees due to it and all expenses of the Agent, including the reasonable fees and disbursements of its counsel.

(xiv)        [TO THE EXTENT THERE IS A FOREIGN CREDIT EXCESS CONTINUING ON THE APPLICABLE FUNDING DATE] [As of the date hereof, either, (i) Additional Pool Receivables have been maintained in the amount of the excess of the Outstanding Balance of Pool Receivables with Obligors located in countries rated below Investment Grade over 10% of the aggregate Outstanding Balance of the Pool Receivables or (ii) the Agent has adjusted the Advance Rate Percentage in accordance with the proviso to the definition of Advance Rate Percentage.]

ASPEN TECHNOLOGY FUNDING 2006-II LLC

By:

      Name:

      Title:

SERVICER’S REVIEW ACKNOWLEDGMENT

The Servicer certifies that no Servicer Termination Event exists as of the date hereof.

ASPEN TECHNOLOGY, INC.,

as Servicer

By:

      Name:

      Title:

EXHIBIT V

CP ISSUER NOTE

$75,000,000.00	September 27, 2006

FOR VALUE RECEIVED, the undersigned, ASPEN TECHNOLOGY FUNDING 2006-II LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of KEY EQUIPMENT FINANCE INC., as agent (in such capacity, the “Agent”) for the benefit of RELATIONSHIP FUNDING COMPANY, LLC (the “CP Issuer”), the principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the CP Issuer to the Borrower pursuant to the Loan Agreement (hereinafter defined), whether to fund acquisitions of Pool Receivables or to continue outstanding Loans or otherwise in accordance with the Loan Agreement, in installments in such amounts and on such dates as are determined pursuant to the Loan Agreement.

This promissory note is a CP Issuer Note referred to in, and evidences indebtedness incurred under, the Loan Agreement, dated as of September 27, 2006 (as Amended, restated, extended, and supplemented from time to time, the “Loan Agreement”), among the Borrower, Aspen Technology Inc. (as servicer), the Agent, the CP Issuer, and the Liquidity Banks from time to time party thereto.  Capitalized terms not otherwise defined herein have the meanings ascribed thereto in Exhibit A to the Loan Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date each Loan is made until payment in full thereof at the rates and on the dates (whether as installments or at the time of acceleration or otherwise) set forth in the Loan Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds to the account within the United States designated by the CP Issuer pursuant to the Loan Agreement.

The Agent shall (i) record on its books and records the date and amount of each Loan made by the CP Issuer to the Borrower hereunder and each payment or prepayment thereon (including reductions in the principal balance of this promissory note in the principal amount of proceeds of Loans made by the Liquidity Banks to continue to fund Loans no longer being funded by the CP Issuer), as well as the interest rates applicable from time to time thereto, and either endorse such information on the schedule attached hereto, any continuation hereof, or in its business records, and (ii) prior to any transfer of this promissory note (or at the discretion of the Agent, at any other time), endorse such information on the schedule attached hereto or any continuation hereof, or otherwise provide evidence of such information contained in its business records.  The failure of the Agent to make any such recordation on this promissory note shall not affect the obligations of the Borrower under this promissory note or the Loan Agreement.

Reference is made to the Loan Agreement for a description of the security for this promissory note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this promissory note and on which such indebtedness may be declared to be immediately due and payable.

Except as may otherwise expressly be provided in the Loan Agreement, the Borrower hereby expressly waives demand, protest, notice of dishonor and all other notices of any kind.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ASPEN TECHNOLOGY FUNDING 2006-II LLC

By:
Name:
Title:

Date of Loan	Amount of Loan	Date of Payment/ Prepayment	Amount of Payment/ Prepayment	Unpaid Balance	Notation Made By

EXHIBIT VI

LIQUIDITY BANK NOTE

$75,000,000.00	September 27, 2006

FOR VALUE RECEIVED, the undersigned, ASPEN TECHNOLOGY FUNDING 2006-II LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of KEY EQUIPMENT FINANCE INC., as agent (in such capacity, the “Agent”) for the benefit of KEYBANK NATIONAL ASSOCIATION (the “Liquidity Bank”), the principal amount of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or, if less, the aggregate unpaid principal amount of all Loans made by the Liquidity Bank to the Borrower pursuant to the Loan Agreement (hereinafter defined), whether to fund acquisitions of Pool Receivables or to continue outstanding Loans originally funded by the CP Issuer, or otherwise in accordance with the Loan Agreement, in installments in such amounts and on such dates as are determined pursuant to the Loan Agreement.

This promissory note is a Liquidity Bank Note referred to in, and evidences indebtedness incurred under, the Loan Agreement, dated as of September 27, 2006 (as amended, restated, extended, and supplemented from time to time, the “Loan Agreement”), among the Borrower, Aspen Technology, Inc. (as servicer), the Agent, Relationship Funding Company, LLC, and the Liquidity Banks from time to time party thereto. Capitalized terms not otherwise defined herein have the meanings ascribed thereto in Exhibit A to the Loan Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date each Loan is made until payment in full thereof at the rates and on the dates (whether as installments or at the time of acceleration or otherwise) set forth in the Loan Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds to the account within the United States designated by the Liquidity Bank pursuant to the Loan Agreement.

The Agent shall (i) record on its. books and records the date and amount of each Loan made by the Liquidity Bank to the Borrower hereunder (including Loans made to continue to fund Loans formerly funded by the CP Issuer) and each payment and prepayment thereon, as well as the interest rates applicable from time to time thereto, and either endorse such information on the schedule attached hereto, any continuation hereof, or in its business records, and (ii) prior to any transfer of this promissory note (or at the discretion of the Agent, at any other time), endorse such information on the schedule attached hereto or any continuation hereof, or otherwise provide evidence of such information contained in its business records. The failure of the Agent to make any such recordation on this promissory note shall not affect the obligations of the Borrower under this promissory note or the Loan Agreement.

Reference is made to the Loan Agreement for a description of the security for this promissory note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this promissory note and on which such indebtedness may be declared to be immediately due and payable.

Except as may otherwise expressly be provided in the Loan Agreement, the Borrower hereby expressly waives demand, protest, notice of dishonor and all other notices of any kind.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ASPEN TECHNOLOGY FUNDING 2006-II LLC

By:
Name:
Title:

Date of Loan	Amount of Loan	Date of Payment/ Prepayment	Amount of Payment/ Prepayment	Unpaid Balance	Notation Made By

SCHEDULE A

Offices Where Records are Kept

Aspen Technology, Inc.
Ten Canal Park
Cambridge, Massachusetts 02141-2201

Aspen Technology Funding II LLC
Ten Canal Park
Cambridge, Massachusetts 02141-2201

A-1

SCHEDULE B

Schedule of Pool Receivables

B-1

SCHEDULE C

Authorized Officers

Mark E. Fusco	—	President

Brian E. LeClair	—	Vice President

Leo S. Vannoni	—	Treasurer and Secretary

C-1